Exhibit 10.30

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***]

RESEARCH COLLABORATION AND
Co-Development AGREEMENT

BY AND BETWEEN

NextCure, INc.

AND

LEGOCHEM BIOSCIENCES, INC.

NOVEMBER 9, 2022

RESEARCH COLLABORATION AND CO-DEVELOPMENT AGREEMENT

This Research Collaboration and Co-Development Agreement (this “Agreement”) is made effective as of the 9th day of November 2022 (the “Effective Date”) by and between NextCure, Inc.  a corporation having its principal place of business at 9000 Virginia Manor Road, Suite 200, Beltsville, MD 20705, U.S.A (“NextCure”) and LegoChem Biosciences, Inc., a corporation having its principal place of business at 10, Gukjegwahak 10-ro, Yuseong-gu, Daejeon, 34002, Republic of Korea (“LCB”).  LCB and NextCure are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, NextCure is a biopharmaceutical company engaged in the research and development antibody-based products useful in the treatment or prevention of human diseases and conditions;

Whereas, LCB is a biopharmaceutical company that has developed proprietary site-specific, isoprenoid transferase-mediated conjugation, and isosubstrate and self-immolative beta-glucuronide containing linker technologies thereof and payload technologies thereof;

WHEREAS, NextCure has developed and/or Controls proprietary antibodies and has other valuable Know-How relating to antibody drug candidates (“NextCure Platform” as defined below) for use with Research Program Targets (as defined below);

Whereas, the Parties desire to collaborate on the research and development of new Research Products (as defined below) that utilize the LCB Platform in combination with the NextCure Platform, all in accordance with the terms and conditions of this Agreement;

Now, therefore, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
1.1“Acceptance” means: (a) with respect to a Regulatory Approval Application, receipt of a written communication from the applicable Regulatory Authority acknowledging that it has received such Regulatory Approval Application and that such Regulatory Approval Application is sufficiently complete to permit a substantive review for approval purposes; or (b) with respect to an IND, the expiration of the statutory waiting period without a notice of clinical hold or rejection from the applicable Regulatory Authority.
1.2“ADC” or “Antibody Drug Conjugate” means an Antibody conjugated to a cytotoxic payload.

1.3“Access and Pricing Plan” means, with respect to a given Co-Development Product, the Territory-specific plan for such Co-Development Product prepared by NextCure and LCB and reviewed by the JSC that calculates the Applicable Retail Baseline Price, launch timing ranges and target population for a Co-Development Product.
1.4“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, by contract or otherwise.
1.5“Antibody” means an unconjugated monoclonal antibody.
1.6“Antigen” means any protein (including any glyco- or lipo-protein), carbohydrate, compound or other composition that stimulates the production of Antibodies or against which Antibodies are Directed.
1.7“Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including the U.S. Food, Drug and Cosmetic Act, (21 U.S.C. §301 et seq.) (“FFDCA”), Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), Biologics Price Competition and Innovation Act (“BPCIA”) of 2009, U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and the Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder, as well as foreign equivalents of any of the foregoing.
1.8“Applicable Retail Baseline Price” means the applicable base list price under which both NextCure and LCB may Commercialize a Co-Development Product in the Territory as determined by the methodology set forth in the Applicable Retail Baseline Price Schedule or as otherwise agreed upon in writing by both Parties.
1.9“Bankruptcy Laws” has the meaning set forth in Section 11.3 of this Agreement.
1.10“Breaching Party” has the meaning set forth in Section 11.2 of this Agreement.
1.11“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located either in the United States or the Republic of Korea, as the case may be, are authorized or obligated by Applicable Law to close.

1.12“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.13“Calendar Year” means the twelve (12) month period ending on December 31; provided however, that (a) the first Calendar Year of the Term, shall begin on the Effective Date and end on December 31, 2022; and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.
1.14“Claim” has the meaning set forth in Section 13.1of this Agreement.
1.15“Clinical Trial” means any human clinical study or trial of Products in the Territory, including Phase I Trials, Phase II Trials, Phase III Trials and Phase IV Trials.
1.16“Co-Commercialization Product” means any Co-Development Product that has received regulatory approval for sale and/or marketing and for which the Parties have executed an active and binding Commercialization Agreement in accord with Section 5.1.
1.17“Co-Development Budget” means a detailed budget for the completion of the activities contemplated under the Co-Development Plan for such Co-Development Product.  A sample of a preliminary and partial Co-Development Budget for the first Research Program Target is attached hereto as Exhibit C.
1.18“Co-Development Plan” means a reasonably detailed written plan setting forth those Co-Development activities, to be completed by the Parties that are necessary or desirable to obtain or maintain Regulatory Approvals for the Co-Development Products. The Co-Development Plan shall include: (i) all key Development activities to be conducted with respect to the Co-Development Products, (ii) milestones to evaluate the progress of the Co-Development Products, and (iii) an allocation of responsibilities in relation to the foregoing activities, including those responsibilities of the Parties that will be performed by Subcontractors or Sublicensees;
1.19“Combination Product” means either: (a) any pharmaceutical product that consists of the active ingredient of a Product and at least one other active ingredient that is not the active ingredient a Product; or (b) any combination of a Product and a second pharmaceutical product (that itself is not a Product) where the second pharmaceutical product contains at least one other active ingredient not contained in the Product and where such Product and second pharmaceutical product are not formulated together but are sold together and invoiced as one product.

1.20“Co-Development Product” means any Product directed to a Co-Development Target, including all forms, presentations, doses and formulations thereof and any combinations with one or more other active ingredients.  For the avoidance of doubt, Co-Development Products excludes Research Products until such time as they are designated as Co-Development Products.
1.21“Co-Development Target” means any Research Program Target for which the Parties designate as a Target for further Development after Research Program.
1.22“Commercialization Agreement” means an agreement detailing all activities undertaken relating to the marketing, promotion (including advertising, detailing, sponsored product or continuing medical education), any other offering for sale, distribution, or sale of any Co-Development and Co-Commercialization Product as described in Section 5.1.
1.23“Commercialization and Related Costs” means all costs incurred by a Party and its Affiliates during the Term in connection with the commercialization of Co-Development Products in the Territory.
1.24“Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such Party would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the Development, Manufacture, seeking and obtaining Regulatory Approval, or commercialization of the Products, such efforts and resources shall be consistent with those efforts and resources commonly used by a Party under similar circumstances for similar compounds or products owned by it or to which it has similar rights, which compound or product, as applicable, is at a similar stage in its development or product life and is of similar market potential taking into account: (a) issues of efficacy, safety, and expected and actual approved labelling, (b) the expected and actual competitiveness of alternative products sold by Third Parties of similar size and having similar resources in the marketplace, (c) the expected and actual product profile of the Products, (d) the expected and actual patent and other proprietary position of the Products, (e) the likelihood of Regulatory Approval given the regulatory structure involved, including regulatory or data exclusivity, (f) the expected and actual profitability and return on investment of the compound or product, or other compounds or products in a Party’s  portfolio of compounds or products, taking into consideration, among other factors, expected and actual (i) Third Party expenses, (ii) royalty, milestone and other payments to Third Parties and among the Parties, and (iii) the pricing and reimbursement relating to the product(s). Commercially Reasonable Efforts shall be determined on a country-by-country and indication-by-indication basis for each Product, as applicable, and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular country or indication will change over time, reflecting changes in the status of each Product, as applicable, and the country(ies) involved.  Notwithstanding the foregoing, (a) neither Party shall be obligated to Develop, seek Regulatory Approval for, or commercialize a Product: (i) which, in its reasonable opinion after discussion with the other Party, caused or is likely to cause a fatal, life-threatening or other adverse safety event that is reasonably expected, based upon then available data, to preclude obtaining Regulatory Approval for such Product, or, if Regulatory Approval of such Product has already been obtained, to preclude continued marketing of such Product; or (ii) in a manner inconsistent with Applicable Law; and (b) the Parties shall not be obligated to commercialize a Co-Development Product in any jurisdiction where such Co-Development Product has not received a Pricing Approval.
1.25“Competitive Product” means an ADC product Developed or Exploited against a Co-Development Target by one Party independently of the other Party and outside of this Agreement.  For clarity, a Terminated Product or other product directed to a Terminated Target that are being advanced by a Sole Developing Party are not Competitive Products.
1.26“Confidential Information” means, subject to ARTICLE 10, all non-public or proprietary Information disclosed by a Party or its Affiliate to the other Party or its Affiliate under this Agreement, which may include ideas, Inventions, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, Know-How, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form.  Confidential Information shall include: (a) the terms and conditions of this Agreement; and (b) Confidential Information disclosed by either Party pursuant to the Mutual Confidential Disclosure Agreement between the Parties dated January 26, 2022.
1.27“Control” or “Controlled” means, with respect to any Information, Know-How, Patent or other Intellectual Property Right, possession (including ownership) by a Party, including its Affiliates, of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access, a license or a sublicense to such Information, Patent or other Intellectual Property Right without violating the terms of any agreement or other arrangement with, or necessitating the consent of, any Third Party, at such time that the Party would be first required under this Agreement to grant the other Party such access, license or sublicense.

1.28“Cover”, “Covering” or “Covered” means, with respect to a product, technology, process or method, that, in the absence of ownership of or a license granted under a Valid Claim, the practice or Exploitation of such product, technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).
1.29“Cure Period” has the meaning set forth in Section 11.2 of this Agreement.
1.30“Development” means, with respect to the Products, all research, non-clinical and clinical drug development activities, including toxicology, pharmacology, and other non-clinical efforts, statistical analysis, formulation development, delivery system development, CDx development, the performance of any such research or Clinical Trials, including the process development and Manufacturing of Product for use in Clinical Trials, or other activities to obtain, but not maintain, Regulatory Approval of Products in the Field in the Territory.  “Development” shall exclude all commercialization activities.  When used as a verb, “Develop” means to engage in Development activities.
1.31“Directed” means, with respect to an Antigen, that an Antibody or a Product is selected, generated or optimized to specifically bind to such Antigen.
1.32“Disclosing Party” has the meaning set forth in Section 10.1 of this Agreement.
1.33“Dispute” has the meaning set forth in Section 12.1 of this Agreement.
1.34“EMA” means the European Medicines Agency or any successor agency or authority having substantially the same function.
1.35“Exploit” or “Exploitation” means, either by itself or through Affiliates or Third Parties, to research, make, distribute, import, export, distribute, use, sell, or offer for sale, including to Develop, commercialize, register, modify, enhance, improve, Manufacture, or otherwise dispose of for commercial gain or profit.
1.36“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
1.37“Field” means the use of monospecific ADC for the treatment of human diseases in all therapeutic areas.
1.38“Force Majeure” means any event beyond the reasonable control of the affected Party including embargoes; war or acts of war, including terrorism, insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics, fire, floods, earthquakes or other acts of nature; or acts, omissions or delays in acting by any Governmental Authority (including the refusal of the competent Governmental Authorities to issue required Regulatory Approvals due to reasons other than the affected Party’s negligence or wilful misconduct or any other cause within the reasonable control of the affected Party) and failure of plant or machinery (provided that such event or failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).
1.39“FTE” means twelve (12) months of work per full Calendar Year (or equivalent pro-rata portion thereof for a period less than 12 months) devoted to or in support of the Development of Research Products in accordance with the Research Program, that is carried out by one or more qualified scientific or technical employees of the Parties or its Affiliates, as such hours are measured in accordance with the Parties’ normal time allocation practices.  FTE only applies to employees of the Parties and does not apply to third-party contractors of the Parties.
1.40“FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.
1.41“FTE Rate” means the hourly cost, as mutually agreed by the Party’s in a specific Commercialization Agreement, Co-Development Plan, and/or Co-Development Budget, for a specific Party’s FTEs that will be applicable to such FTEs for such specific development plan or budget, a Calendar Year for personnel engaged in Development activities. The FTE Rate shall be “fully burdened” and cover (a) employee salaries, bonuses, benefits, profit sharing, stock option grants, and FICA costs and benefits and other similar ex-US costs, (b) direct costs for equipment and other materials and services (including equipment expenses, and ordinary laboratory and manufacturing consumables utilized by such employees), and (c)  reasonably attributable and assignable indirect costs (including training, recruiting, and relocation, facilities and other overhead associated with such employee and the performance of its planned and budgeted activities).
1.42“Good Clinical Practice”, “GCP” or “cGCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines adopted by the International Conference on Harmonization (“ICH”), titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” (or any successor document) including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA, PMDA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time.
1.43“Good Laboratory Practice”, “GLP”, or “cGLP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in 21 C.F.R. Part 58 (or any successor statute or regulation), including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the

EMA, PMDA or other Regulatory Authority applicable to the Territory, as they may be updated from time to time, including applicable guidelines promulgated under the ICH.
1.44“Good Manufacturing Practice”, “GMP”, or “cGMP” means the then-current good manufacturing practice required by the FDA, as set forth in the FFDCA, as amended, and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable Applicable Law related to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S., including the quality guideline promulgated by the ICH designated ICH Q7A, titled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and the regulations promulgated thereunder, in each case as they may be updated from time to time.
1.45“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, instrumentality, agency, bureau, branch, office, commission, council, court or other tribunal).
1.46“Global Brand Plan” means, with respect to a given Co-Development Product, the global, cross-functional commercialization plan for such Co-Development Product prepared by both NextCure and LCB, including any applicable Global Payer Plan.
1.47“Global Payer Plan” means the global plan for a Co-Development Product prepared by both NextCure and LCB that sets forth the strategic direction, positioning, value proposition and reimbursement for such Co-Development Product.
1.48“IND” means (a) an Investigational New Drug application as defined in the FFDCA, as amended, and applicable regulations promulgated hereunder by the FDA, (b) a similar clinical trial authorization application for a product filed with a Regulatory Authority in any other regulatory jurisdiction outside the U.S., the filing of which (in the case of (a) or (b)) is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction, or (c) documentation issued by a Regulatory Authority that permits the conduct of clinical testing of a product in humans in such jurisdiction.
1.49“Indemnifying Party” has the meaning set forth in Section 13.4 of this Agreement.
1.50“Indemnitee” has the meaning set forth in Section 13.4 of this Agreement.
1.51“Information” means information, Inventions, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, Know-How, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority or patent office, data, including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable.
1.52“Initiation” means, with respect to (i) a GLP toxicology study, the dosing of the first animal with a Co-Development Product pursuant to the toxicology protocol for the Co-Development Product and (ii) a Clinical Trial, the dosing of the first patient with a Co-Development Product pursuant to the clinical protocol for the specified Clinical Trial.
1.53“Intellectual Property Rights” means Patents, copyrights, database rights, trade secrets, Know-How, and similar rights of any type (excluding trademarks) under the Laws of any territory, including all applications, registrations, extensions and renewals relating to any of the foregoing.
1.54“Inventions” means any and all technical developments, inventions, discoveries or findings, improvements and developments, whether or not patentable, made, conceived or reduced to practice during the Term, whether made, conceived or reduced to practice solely by, or on behalf of, LCB, NextCure, the Parties jointly, or any Affiliate of the same.
1.55“JDT” has the meaning set forth in Section 2.4 of this Agreement.
1.56“JPT” has the meaning set forth in Section 2.3 of this Agreement.
1.57“JSC” has the meaning set forth in Section 2.12 of this Agreement.
1.58“Know-How” means, with respect to a Party, unpublished Information and Inventions Controlled by such Party.  Know-How excludes any Information contained within a Party’s published Patents.
1.59“Knowledge” means, as applied to a Party, that such Party shall be deemed to have knowledge of a particular fact or other matter to the extent that a reasonably prudent person with primary responsibility for the applicable subject matter (being a director, senior manager, C-suite member of the Party’s leadership team, patent and legal personnel, senior R&D team members of such Party) knew or after performing reasonable inquiry would have known of such fact or other matter.
1.60“LCB Indemnitee” has the meaning set forth in Section 13.1 of this Agreement.

1.61“LCB Know-How” means all Know-How owned or Controlled by LCB as of the Effective Date and during the Term that is necessary or useful to Develop or Exploit a Product in the Field in the Territory, including but not limited to any Know-How related to any of the LCB Platform and LCB Platform Improvement Know-How.
1.62“LCB Patents” means all Patents owned or Controlled by LCB, as of the Effective Date or during the Term that are necessary or reasonably useful to Develop or Exploit Products in the Field in the Territory, including but not limited to Patents Controlled by LCB directed to the LCB Platform, LCB Platform Improvement Patents, and LCB’s rights and interests in all Research Program Patents.
1.63“LCB Platform” means LCB’s proprietary (a) site-specific, isoprenoid transferase-mediated conjugation and isosubstrate, Farnesyltransferase (FTase) enzyme, self-immolative beta-glucuronide containing linker technologies thereof, and payload technologies thereof and (b) other cleavage, conjugation and linker technologies useful in ADCs, each as relating to the LCB Patents and LCB Know-How Controlled by LCB as of the Effective Date.
1.64“LCB Platform Improvement Know-How” means Know-How generated by or on behalf of LCB (including its Affiliates and/or Subcontractors) or by or on behalf of collaboration partners of LCB independently of the Research Program, provided that such Know-How is Controlled by LCB and is related to the Research Program, or Know-How generated under the Research Program and related to the LCB Platform, and which is an improvement to the LCB Platform and is not Research Program Know-How, provided that such Know-How is Controlled by LCB and is related to the Research Program.
1.65“LCB Platform Improvement Patents” means any Patent claiming an Invention generated by or on behalf of LCB independently of the Research Program, or any Patent claiming and improvement of the LCB Technology conceived or reduced to practice by or on behalf of LCB (including its Affiliates and/or Subcontractors) or collaboration partners of LCB or jointly with NextCure (including its Affiliates and/or Subcontractors) during the conduct of the Research Program that is not a Research Program Patent, collectively provided that such Patent is Controlled by LCB and is related to the Research Program.
1.66“LCB Platform Improvement Technology” means all LCB Platform Improvement Know-How and LCB Platform Improvement Patents.
1.67“LCB Research Expenses” means FTE Costs and reasonable out of pocket Third Party expenses, in each case, incurred by LCB in furtherance of the completion of those activities assigned to it under a Research Plan.
1.68“LCB Technology” means all LCB Know-How and LCB Patents.

1.69“Losses” has the meaning set forth in Section 13.1 of this Agreement.
1.70“Manufacture” means all activities related to the manufacturing of Products, or any ingredient thereof, for Development and commercialization, labelling, packaging, in-process and final Product testing, release of Products or any ingredient thereof, quality assurance activities related to manufacturing and release of Products, ongoing stability tests and regulatory activities related to any of the foregoing including such operations undertaken by Subcontractors on behalf of LCB or NextCure with regard to the Product.  When used as a verb, “Manufacture” means to engage in Manufacturing activities.
1.71“Materials” has the meaning set forth in Section 3.6 of this Agreement.
1.72“NextCure Platform” means NextCure’s proprietary antibodies, related targets and their biology (including cell banks and lines), non-clinical and clinical development methodologies, manufacturing processes, and related companion diagnostics, each as relating to the NextCure Patents and NextCure Know-How Controlled by NextCure as of the Effective Date.
1.73“NextCure Indemnitee” has the meaning set forth in Section 13.2 of this Agreement.
1.74“NextCure Know-How” means all Know-How Controlled by NextCure as of the Effective Date or during the Term that are necessary or useful to Develop or Exploit Products in the Field in the Territory, including but not limited to any Know-How related to any of the NextCure Platform and NextCure Platform Improvement Know-How.
1.75“NextCure License” has the meaning set forth in Section 6.1(a) of this Agreement.
1.76“NextCure Patents” means all Patents Controlled by NextCure, as of the Effective Date or during the Term, that are necessary or useful to Develop or Exploit Products in the Field in the Territory, including but not limited to Patents Controlled by NextCure directed to the NextCure Platform, NextCure Platform Improvement Patents, and NextCure’s rights and interests in all Research Program Patents.
1.77“NextCure Technology” means all NextCure Know-How and NextCure Patents.
1.78“NextCure Platform Improvement Technology” means all NextCure Platform Improvement Know-How and NextCure Platform Improvement Patents.

1.79“NextCure Platform Improvement Know-How” means Know-How generated by or on behalf of NextCure (including its Affiliates and/or Subcontractors) or by or on behalf of collaboration partners of NextCure independently of the Research Program, provided that such Know-How is Controlled by NextCure and is related to the Research Program, or Know-How generated under the Research Program and related to the NextCure Platform, and which is an improvement to the NextCure Platform and is not Research Program Know-How, provided that such Know-How is Controlled by NextCure and is related to the Research Program.
1.80“NextCure Platform Improvement Patents” means any Patent claiming an Invention generated by or on behalf of NextCure independently of the Research Program, or any Patent claiming and improvement of the NextCure Technology conceived or reduced to practice by or on behalf of NextCure (including its Affiliates and/or Subcontractors) or collaboration partners of NextCure or jointly with LCB (including its Affiliates and/or Subcontractors) during the conduct of the Research Program that is not a Research Program Patent, collectively provided that such Patent is Controlled by NextCure and is related to the Research Program.
1.81“NextCure Research Expenses” means FTE Costs and reasonable out of pocket Third Party expenses, in each case, incurred by NextCure in furtherance of the completion of those activities assigned to it under a Research Plan.
1.82“Non-Breaching Party” has the meaning set forth in Section 11.2 of this Agreement.
1.83“Overhead” means an amount covering a Party’s internal overhead costs, including equipment maintenance costs, utilities, general, administrative, supervisory and facilities expenses, including allocated personnel, building operating costs and depreciation and repairs and maintenance.
1.84“Patents” means all: (a) patents, including any utility or design patent; (b) patent applications, including provisionals, substitutions, divisionals, continuations, continuations in-part or renewals; (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming priority directly or indirectly to: (i) any such specified patent or patent application specified in (a) through (c), or (ii) any patent or patent application from which a patent or patent application specified in (a) through (c) claim direct or indirect priority; (e) inventor’s certificates; (f) other rights issued from a Governmental Authority similar to any of the foregoing specified in (a) through (e); and (g) in each of (a) through (f), whether such patent, patent application or other right arises in the U.S. or any other jurisdiction in the Territory.

1.85“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.
1.86“Phase I Trial” means a Clinical Trial of a Product with the endpoint of determining initial tolerance, safety, pharmacokinetic or pharmacodynamic information in single dose, single ascending dose, multiple doses and/or multiple ascending dose regimens, as more fully described in U.S. federal regulation 21 C.F.R. § 312.21(a) and its equivalents in other jurisdictions.
1.87“Phase II Trial” means a Clinical Trial of a Product with the endpoint of evaluating its effectiveness for a particular indication or indications in one or more specified doses or its short-term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic information in patients with the indications under study, as more fully described in U.S. federal regulation 21 C.F.R. § 312.21(b) and its equivalents in other jurisdictions.
1.88“Phase III Trial” means a pivotal Clinical Trial of a Product on a sufficient number of patients, which trial is designed to: (a) establish that the Product is safe and efficacious for its intended use; (b) define any warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) support Regulatory Approval for the Product, as more fully described in U.S. federal regulation 21 C.F.R. § 312.21(c) and its equivalents in other jurisdictions.
1.89“Pricing Approval” means any governmental approval, agreement, determination or decision establishing prices that can be charged and/or reimbursed for a Co-Development Product to be commercially sold in a jurisdiction where the applicable Governmental Authority or Regulatory Authority approves or determines the pricing and/or reimbursement of medicinal products.
1.90“Product” means any pharmaceutical, biological or other medicinal product, including all forms, presentations, strengths, doses and formulations (including any method of delivery), that includes an ADC based on an Antibody that is Controlled by NextCure and that uses the LCB Platform.
1.91“Product Liabilities” means all losses, damages, fees, expenses and other liabilities incurred by, or on behalf of, a Party, its Affiliate or its sublicensee and resulting from or relating to human use of a Co-Development Product, including use in Clinical Trials or commercialization of such Products, in the Territory during the Term, but excluding all losses, damages, fees, expenses and other liabilities that are a result of a Party’s, its Affiliates’ or its sublicensee’s negligence, wilful misconduct or breach of such Party’s obligations under this Agreement, including its representations and warranties made hereunder. For the avoidance of doubt, Product Liabilities include reasonable attorneys’ and experts’ fees and expenses relating to any claim or potential claim against a Party, its Affiliate, or its sublicensee.  Product Liabilities shall include any losses, damages, fees, expenses and other liabilities associated with recalls and/or the voluntary or involuntary withdrawal of a Research Product or a Co-Development Product.
1.92“Quality Agreement” means any quality agreements generated by one Party (if such Party is Manufacturer) or between a Party and a Third-Party contract manufacturer related to Co-Development and/or Co-Commercialization Products supplied pursuant to this Agreement for clinical or commercial use.
1.93“Receiving Party” has the meaning set forth in Section 10.1 of this Agreement.
1.94“Regulatory Approval” means any approval of an application (including supplement, amendment, pre- and post-approval, Pricing Approval and reimbursement approval), or the issuance of a license, registration or authorization, of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other Government Authority, that is necessary for the commercialization of Products under this Agreement in the Territory.
1.95“Regulatory Approval Application” means a biologics license application (“BLA”), or any corresponding application for Regulatory Approval in the Territory.
1.96“Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval in a country or jurisdiction in the Territory, including in the U.S., the FDA and any other applicable Governmental Authority having jurisdiction over the Product; in the EU, the EMA or any competent Governmental Authority in the EU; in Japan, the PMDA; in China, the NMPA; and any other applicable Governmental Authority having jurisdiction over a Product.
1.97“Regulatory Documentation” means, with respect to each Research Product or Co-Development Product, all: (a) Regulatory Materials, including all data contained therein and all supporting documents created for, submitted to or received from an applicable governmental agency or Regulatory Authority relating to such Regulatory Materials; and (b) other documentation or Information Controlled by a Party which is reasonably necessary in order to Exploit such Product in the Field in the Territory, including any registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and Manufacturing records.

1.98“Regulatory Materials” means, with respect to each Research Product and Co-Development Product, all documentation, correspondence, submissions and notifications submitted to or received from a Regulatory Authority or created to memorialize a communication with a Regulatory Authority that are necessary or reasonably useful in order to Exploit such Product in the Field in the Territory.  For the avoidance of doubt, Regulatory Materials shall include, with respect to each Research Product and Co-Development Product, all INDs, Regulatory Approval Applications, Regulatory Approvals, Pricing Approvals and amendments and supplements for any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.
1.99“Research Plan” means a plan setting for the research activities to be completed by the Parties for each respective Research Program Target.  A first Research Plan for the first Research Program Target is set out in Exhibit A of this Agreement.
1.100“Research Product” means each Product developed under the Research Program in accordance with the applicable Research Plan. For the avoidance of doubt, a Research Product is not a Co-Development Product unless and until the Parties designate the Research Product as Co-Development Product.
1.101“Research Program” means the program pursuant to which the Parties will conduct research activities related to each Research Program Target, each pursuant to a Research Plan.
1.102“Research Program Know-How” means all Know-How within the Research Program Technology.
1.103“Research Program Patents” means all Patents within the Research Program Technology.
1.104“Research Program Target” means an Antigen, designated by the Parties as the subject of a Research Plan.
1.105“Research Program Technology” has the meaning set forth in Section 8.1(c).
1.106“Results” means all data, information, or materials identified, developed, generated, created, or conceived under the Agreement, including all tangible records of such data and information.
1.107“Sales Force Costs” means NextCure or LCB or any of its Affiliates’ Costs for the Sales Force in or for the Territory, calculated in accordance with Section 5.11 (Calculation of Sales Force Costs and Other Personnel Costs).

1.108“Sole Developing Party” has the meaning set forth in Section 11.5 of this Agreement.
1.109“Subcontractor” means a Third Party contractor (including contract research organizations or contract manufacturing organizations) engaged by a Party on a fee-for-service basis to perform certain obligations of such Party or exercise certain rights on behalf of such Party, in each case, under this Agreement.
1.110“Sublicense” means, in connection with its Development, Manufacture or Commercialization of Products under this Agreement, an agreement made by a Party with a Third Party where such Party grants to such Third Party a sublicense under the rights granted to such Party under this Agreement.  For clarity, a respective sublicense may be, to the extent consistent with all terms and conditions of this Agreement, exclusive or non-exclusive, sublicensable or non-sublicensable, and/or transferable or non-transferrable, as appropriate to the given circumstances.
1.111“Sublicensing Revenue” means any cash consideration, or the cash equivalent value of non-cash consideration, regardless of whether in the form of upfront payments, milestones, or royalties, actually received by a Party or its Affiliate from a Third Party in consideration for a grant of any rights for such Third Party to develop or commercialize one or more Products in the Territory, but excluding any amounts paid as bona fide reimbursement for research and development costs to the extent incurred by the Party following such grant.
1.112“Term” has the meaning set forth in Section 11.1 of this Agreement.
1.113“Terminated Product” means any Product for which the Parties terminates in accordance with Article 11 of this Agreement.
1.114“Terminated Target” means any (i) Research Program Target for which the Parties did not designate as Co-Development Target or (ii) Co-Development Target for which the Parties terminates in accordance with Article 11 of this Agreement.
1.115“Territory” means worldwide.
1.116“Test Materials” means those research and development purposes Materials that are produced from NextCure’s Materials by LCB using the LCB Platform.
1.117“Third Party” means a Person other than LCB and NextCure and their respective Affiliates.
1.118“U.S.” means the United States of America, its territories and possessions, including Puerto Rico.

ARTICLE 2
Governance
2.1Governance Overview.  As set forth more fully below, the Parties agree that a joint steering committee (“Joint Steering Committee” or “JSC”) shall manage the overall coordination, communication and oversight of all of the Parties’ Research Program and Co-Development Plan activities under this Agreement, while the day-to-day aspects and the implementation of the Research Plan(s) and the Research Program activities shall be managed by a dedicated joint project team (“Joint Project Team” or “JPT”). In conjunction with completion of a Research Program, the Parties will establish a joint development team (“Joint Development Team” or “JDT”) to manage on behalf of the JSC the day-to-day aspects and the implementation of the Co-Development Plan(s) and the Development activities to advance the Co-Development Products. JSC, JPT and JDT meetings, presentations, minutes and all documentation shall be in English.
2.2Joint Steering Committee.
(a)Formation and Purpose.  In accordance with this Section 2.2, the Parties agree to establish and convene a JSC promptly and no later than within sixty (60) days after the Effective Date.  The JSC shall consist of an equal number of representatives from each Party and operate by the procedures in accordance with this Section 2.2. During the Term, the purpose of the JSC shall be to provide a forum for the coordination, communication and oversight of the Parties’ activities in furtherance of the Research Plans and Co-Development Plans.
(b)JSC Responsibilities.  The JSC’s primary responsibilities with respect to the Research Programs shall be to:
(i)facilitate the exchange of Information between the Parties with respect to the Research Programs and Co-Development Products;
(ii)review, discuss and approve the Research Plans for each Research Program Target, and all amendments and updates thereto;
(iii)review, discuss and approve the Co-Development Plans, including the corresponding Co-Development Budgets, and all amendments and updates thereto;
(iv)monitor, review, discuss and coordinate the overall progress of each Research Product under its Research Plan;
(v)monitor, review, discuss and coordinate the overall progress of each Co-Development Product under the Co-Development Plan;

(vi)serve as a forum to discuss the Parties’ efforts to coordinate protection of each Party’s respective Intellectual Property Right related to this Agreement (overall IP strategy);
(vii)serve as the first forum to hear and resolve disputes in respect of research or Development matters;
(viii)IP discussions (day to day management, strategy alignment)
(ix)perform such other functions as appropriate to further the purposes of the Development of Research Product or Co-Development Product, as determined by the Parties in writing.
(c)JSC Decisions and Actions.  The Parties shall use good faith efforts to achieve consensus regarding any actions.  If the JSC fails to reach agreement on a matter before it for decision, CEOs or other designated senior executives delegated with authority of each Party shall confer and attempt to resolve such matter in good faith. Absent final agreement by the CEOs or other designated senior executives of NextCure and LCB to resolve an issue deadlocked before the JSC or a subcommittee, (i) acting in good faith NextCure will have final tie-breaking decision authority with respect to any deadlocked issue to the extent it is in regard to IND submission, clinical trials, and/or Antibody intermediate CMC/manufacturing, and (ii) acting in good faith LCB will have final tie-breaking decision authority with respect to any deadlocked issue to the extent it is in regard to the CMC/manufacturing for ADC drug product and drug substance (i.e., excepting Antibody intermediate manufacturing.  All other deadlocked issues not resolved by the CEOs or other designated senior executives shall be subject to dispute resolution in accord with Article 12.  Notwithstanding the foregoing and for clarity, neither Party shall be able to use the above tie-breaking authority to materially expand the approved budget for a Co-Development Program, to select Co-Development Products, or to select Research Targets.
(d)JSC Membership.  Within thirty (30) days after the Effective Date, each Party shall designate at minimum two (2) representatives for the JSC.  Each representative shall have the appropriate level of experience in the subject area of the JSC, and at least one (1) representative shall have sufficient seniority within the applicable Party’s organization to have the necessary decision-making authority in order for the JSC to fulfill its responsibilities.  Either Party may designate substitutes for its JSC representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting.  From time to time each Party may replace its JSC representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).
(e)Alliance Manager.  Promptly after the Effective Date, each Party will appoint a person who will oversee interactions between the Parties between meetings of the committees and teams established hereunder (each, an “Alliance Manager”). The Alliance Manager will have the right to attend all meetings of the JSC, the JPT and JDT subcommittees and working teams established hereunder, at such meetings. Each Party may in its sole discretion replace its Alliance Manager at any time by notice in writing to the other Party.  The Alliance Manager (or his or her designee) shall: (1) prepare and circulate an agenda reasonably in advance of each upcoming meeting; and (2) prepare and issue minutes of the JSC meeting within thirty (30) days thereafter.  Such minutes shall not be finalized until each JSC representative reviews and approves such minutes in writing; provided that any minutes shall be deemed approved unless a JSC representative objects to the accuracy of such minutes within fifteen (15) days after the circulation of the minutes.
(f)Meetings.
(i)Timing and Frequency. Unless otherwise agreed by the Parties, the JSC shall meet at least once each Calendar Quarter. Additional meetings of the JSC may be held with the consent of each Party (such consent not to be unreasonably withheld, delayed or conditioned), as required under this Agreement.
(ii)Meeting Procedures.  The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (ii) by audio or video teleconference.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC, including all travel and lodging.
(g)Non-Member Participation.  Additional non-members of the JSC having relevant experience in certain areas, such as IP, may from time to time be invited to participate in a JSC meeting, provided that such participants shall have no voting rights or powers.  Non-member participants who are not employees of a Party or its Affiliates shall only be allowed to attend if: (i) the other Party’s representatives have consented to the attendance (such consent not to be unreasonably withheld, delayed or conditioned); and (ii) such non-member participant is subject to and agrees to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement and intellectual property ownership and assignment provisions consistent with the obligations of the Parties under this Agreement.
2.3Joint Project Team.
(a)Formation and Role.  With respect to each Research Plan the Parties through the JSC shall establish a joint project team (the “JPT”) and such JPT will coordinate and manage the day-to-day aspects and the implementation of the Research Programs through the development of Research Plans. For that purpose and to the extent reasonably necessary, the JPT will:

(i)facilitate communications and discussions between the Parties with respect to the Research Plans;
(ii)monitor and manage all activities related to the Research Plans;
(iii)exchange information and R&D data developed pursuant to the Research Plans;
(iv)propose, review, and discuss updates and amendments to the Research Plans; and
(v)submit amendments to the Research Plans to the JSC for review and approval.

The JPT shall have no decision-making authority with respect to the Research Plans.

(b)Members.  Each Party through the JSC shall appoint one or more representatives to the JPT. Each Party may replace its representative(s) at any time upon written notice to the other Party; provided that each representative shall be an employee of the applicable Party or its Affiliate having sufficient experience and responsibility within such Party to make decisions arising within the scope of the JPT’s responsibilities. Each Party’s Alliance Manager will convene and propose agenda for the meetings of the JPT and to ensure the preparation of meeting minutes, but Alliance Managers shall have no additional powers or rights beyond those held by other JPT representatives.
(c)Meetings. The JPT shall meet at least every month, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JPT (by videoconference or teleconference) by at least ten (10) Business Days’ prior written notice to the other Party, and such Party shall provide the other members, no later than ten (10) Business Days prior to the special meeting, with materials reasonably adequate to enable informed discussion or decision-making, as applicable. Each Party shall bear the expense of its respective JPT members’ participation in JPT meetings. Meetings of the JPT shall be effective only if at least one representative from each Party is present or participating in such meeting. The Alliance Managers of both Parties shall jointly be responsible for preparing reasonably detailed written minutes of all JPT meetings that reflect all material decisions made at such meetings. The Alliance Managers shall send draft meeting minutes to each member of the JPT for review and approval within ten (10) Business Days after each JPT meeting. Such minutes shall be deemed approved unless one or more members of the JPT object to the accuracy of such minutes within ten (10) Business Days of receipt.
(d)Non-Member Participation.  Additional non-members of the JPT having relevant experience in certain areas, such as IP, may from time to time be invited to participate in a JPT meeting, provided that such participants shall have no voting rights or powers.  Non-

member participants who are not employees of a Party or its Affiliates shall only be allowed to attend if: (i) the other Party’s representatives have consented to the attendance (such consent not to be unreasonably withheld, delayed or conditioned); and (ii) such non-member participant is subject to and agrees to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement and intellectual property ownership and assignment provisions consistent with the obligations of the Parties under this Agreement.
2.4Joint Development Team.
(a)Formation and Role.  Within thirty (30) days of selection of a Co-Development Product in accord with Section 3.4(f), the Parties through the JSC shall establish a joint development team (the “JDT”) and such JDT will coordinate and manage the day-to-day aspects and the implementation of the Co-Development Plans. For that purpose and to the extent reasonably necessary, the JDT will:
(i)facilitate communications and discussions between the Parties with respect to the Co-Development Plans;
(ii)monitor and manage all activities related to the Co-Development Plans;
(iii)exchange information and R&D data developed pursuant to the Co-Development Plans;
(iv)propose, review, and discuss updates and amendments to the Co-Development Plans;
(v)submit amendments to the Co-Development Plans to the JSC for review and approval;
(vi)CMC strategy, including choice of CMOs; and
(vii)perform such other functions as appropriate to further the co-development of each respective Co-Development Product as determined by the Parties in writing from time to time.

The JDT shall have no decision-making authority with respect to modifying the Co-Development Plans and respective Co-Development Budgets, but may refer recommendations to the JSC for consideration and action.

(b)Members.  Each Party shall appoint one or more representatives to the JDT. Each Party may replace its representative(s) at any time upon written notice to the other Party; provided that each representative shall be an employee of the applicable Party or its Affiliate having sufficient experience and responsibility within such Party to make decisions arising within the scope of the JDT’s responsibilities.  The Alliance Managers shall convene and propose agenda for the meetings of the JDT and to ensure the preparation of meeting minutes, but that Alliance Managers shall have no additional powers or rights beyond those held by other JDT representatives.
(c)Meetings. The JDT shall meet at least every month, unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JDT (by videoconference or teleconference) by at least ten (10) Business Days’ prior written notice to the other Party, and such Party shall provide the other members, no later than ten (10) Business Days prior to the special meeting, with materials reasonably adequate to enable informed discussion or decision-making, as applicable. Each Party shall bear the expense of its respective JDT members’ participation in JDT meetings. Meetings of the JDT shall be effective only if at least one representative from each Party is present or participating in such meeting. The Alliance Managers of both Parties shall be jointly responsible for preparing reasonably detailed written minutes of all JDT meetings that reflect all material decisions made at such meetings. The Alliance Manager shall send draft meeting minutes to each member of the JDT for review and approval within ten (10) Business Days after each JDT meeting. Such minutes shall be deemed approved unless one or more members of the JDT object to the accuracy of such minutes within ten (10) Business Days of receipt.
(d)Non-Member Participation.    Additional non-members of the JDT having relevant experience in certain areas, such as IP, may from time to time be invited to participate in a JDT meeting, provided that such participants shall have no voting rights or powers.  Non-member participants who are not employees of a Party or its Affiliates shall only be allowed to attend if: (i) the other Party’s representatives have consented to the attendance (such consent not to be unreasonably withheld, delayed or conditioned); and (ii) such non-member participant is subject to and agrees to confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement and intellectual property ownership and assignment provisions consistent with the obligations of the Parties under this Agreement.

ARTICLE 3
Research program
3.1Purpose.  Each Research Product will be researched in accordance with a Research Plan which would define the respective activities of the Research Program (the “Research Period”) for each Research Program Target. The terms of this Section 3 shall only apply to the Parties’ rights and obligations under this Agreement with respect to the Research Program.
3.2Licenses During the Research Program.

(a)License to NextCure.  During the Research Program with respect to each Research Program Target, LCB hereby grants to NextCure, and NextCure hereby accepts, a limited, non-exclusive, non-transferable, non-sublicensable (other than to Affiliates and/or Subcontractors acting on behalf of NextCure), royalty-free license, under the LCB Technology for use in the Field in the Territory solely to perform research and development, and to perform its obligations under the Research Plan.
(b)License to LCB. During the Research Program with respect to each Research Program Target, NextCure hereby grants to LCB, and LCB hereby accepts, a limited, non-exclusive, non-transferable, non-sublicensable (other than to Affiliates and/or Subcontractors acting on behalf of LCB), royalty-free license, under the NextCure Technology for use in the Field in the Territory solely to perform research and development and to perform its obligations under the Research Plan.
(c)No Implied Licenses.  No license or other right is or shall be created or granted hereunder during the Research Program with respect to any Research Program Target by implication, estoppel, or otherwise.  All licenses and rights during the Research Program are or shall be granted only as expressly provided in this Agreement.  All rights not expressly granted by a Party under this Agreement are reserved by such Party and may not be used by the other Party for any purpose.
(d)Expiration of Research Licenses.  The licenses granted to each Party during the Research Program with respect to each Research Program Target shall terminate upon the earlier of (i) the designation of such Research Program Target as Co-Development Target, or (ii) the designation of such Research Program Target as a Terminated Target in accordance with Article 11.
3.3Nomination and Selection of Research Program Targets.  The Research Program shall consist of Research Plans involving up to three (3) Research Program Targets. The Parties will initially develop a Research Program against B7-H4 (the “First Research Program Target”) utilizing NextCure Technology encompassing a B7-H4 antibody, and have the option as set forth below to decide at the JSC to develop two (2) additional Research Programs by mutual consent between the Parties.  Each Party can submit additional targets to the JSC for consideration and potential adoption as a Research Program Target during the twenty-four (24) month period after the Effective Date.  The second and third Research Program targets will be selected only by mutual agreement of the Parties at the JSC, at which time the JSC will draft and adopt by mutual agreement of the Parties a Research Plan for the respective new Research Program Target similar in form and content to the initial Research Plan attached hereto as Exhibit A.
3.4Research Plans and Research Activities.

(a)Creation of Additional Research Plans. As of the Effective Date, the Research Program consists of the Research Plan for the First Research Program Target (the “Initial Research Plan”) which is attached to this Agreement in Exhibit A in an initial version.  Subject to Section 3.3, the JPT will create and update Research Plans for each Research Program Target and submit such Research Plans to the JSC for approval.
(b)Initiation of Research Activities.  The Parties shall begin activities under the Initial Research Plan promptly after the Effective Date.  With respect to the optional second and third Research Program Targets, the Parties shall begin activities under the applicable Research Plan promptly as provided in the applicable Research Plan.
(c)Performance Obligations.  With respect to each Research Plan, LCB and NextCure shall each use Commercially Reasonable Efforts to execute and perform the activities assigned to it and cooperate with the other Party in the performance of such activities.  Each Party shall conduct the activities assigned to it under the Research Plan in a good scientific manner consistent with industry standards and in compliance in all material respects with Applicable Law, including applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines.
(d)Changes to a Research Plan. The Parties recognize that a Research Plan may need adaptation as the research proceeds and additional scientific results are obtained.  Should such results reasonably necessitate a material change in the scope or direction of the applicable Research Plan, the Parties would seek to mutually agree upon changes that are commercially reasonable and objectively take into account technical probabilities of success. The JPT can recommend to the JSC changes in Research Plan and the JSC will make final decision on changing the Research Plan.
(e)Disclosure of Data and Results.  On an ongoing basis during the Term, the Parties shall disclose to each other all Results and Know-How relating to the LCB Technology and NextCure Technology respectively, Research Product or Co-Development Product generated by or on behalf of the Parties or its respective Affiliates or Sublicensees, in each case, in the performance of any activities under this Agreement during the Term. For clarity, LCB will be entitled to use such Results and Know-How for internal research or Development into LCB Platform Improvement Technology. In no case shall LCB share such Results and Know-How specific to NextCure’s target, NextCure’s Materials, or NextCure’s Confidential Information with Third Parties without prior written consent of NextCure. NextCure will be entitled to use such Results and Know-How for internal research or Development of NextCure Platform Improvement Technology, unless specifically authorized by a provision in this Agreement.

(f)Designation of Co-Development Product.  Upon successful completion of a Research Plan, or as the Parties may otherwise mutually agree after due discussion at the JSC, the Parties may designate a Research Product as a Co-Development Product in the JSC meeting in accordance with Section 2.2 if they jointly conclude that, based upon the data and results generated under the Research Plan, it would be commercially reasonable to pursue Development of a particular Research Product.
(g)Early Termination of Research Plan.  In the event the activities under a Research Plan are terminated by the JSC for any reason, the applicable Research Program Target shall be deemed to be a Terminated Target and the applicable Research Program would become a Terminated Research Program.
3.5Research Program Expenses.
(a)LCB Research Expenses.  LCB shall be responsible for costs associated with activities assigned to LCB as outlined in the Research Plan. LCB shall use Commercially Reasonable Efforts to complete the activities assigned to it under each such Research Plan.
(b)NextCure Research Expenses. NextCure shall be responsible for costs associated with activities assigned to NextCure as outlined in the Research Plan. NextCure shall use Commercially Reasonable Efforts to complete the activities assigned to it under each such Research Plan.
3.6Materials Transfer.  In order to facilitate the activities contemplated under the Research Program, including any Research Plan, either Party may provide to the other Party certain biological materials or chemical compounds Controlled by the supplying Party (collectively, “Materials”) for use by the other Party in furtherance of the Research Program.  Except as otherwise provided for under this Agreement, all such Materials with the exception of Test Materials delivered to the other Party will remain the sole property of the supplying Party.  The Test Materials shall be jointly owned by the Parties.  All Materials will be used only in furtherance of the activities conducted in accordance with the Research Program, will not be used or delivered to or for the benefit of any Third Party (except for Subcontractors in furtherance of the Research Program), without the prior written consent of the other Party (in the case of the Test Materials) or the supplying Party (in the case of all other Materials), and will be used in compliance with Applicable Law.  All Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. The supplying Party will provide the other Party the most current material safety data sheet for the Materials upon transfer of any Materials. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY

PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. Notwithstanding the foregoing, the Materials supplied by either Party shall comply with the technical specifications and quality standards mutually agreed by the Parties or standards representing industry norm. Materials supplied under the Agreement shall be supplied in accordance with the Research Plan and any agreed supply schedule.

ARTICLE 4
Co-Development
4.1 Co-Development Plan.  Upon designation of Co-Development Product in accordance with Section 3.4(f), both Parties shall jointly discuss and agree to a Co-Development Plan for each Research Program on a 50:50 cost-sharing basis. The cost-sharing would begin from the designation of a Co-Development Product.
4.2Development Activities and Cost.  As set forth in the Co-Development Plan for each Co-Development Program, NextCure shall perform activities related to the process development for manufacturing of CaaX-tagged Antibody to be conjugated using LCB Technology. Both parties will share on a 50:50 basis all development costs, including but not limited to costs for pre-clinical activities, CMC work including raw materials, cGMP manufacturing, QA/QC, stability studies, consultant costs, legal and regulatory expenses, and other external costs directly related to the CMC activities required to support the Development Program, GLP toxicology studies, IND filing, clinical and commercial development as part of the Co-Development Plan. These activities will be coordinated by the JSC and JDT, provided that NextCure will lead the IND submission and clinical trials and LCB will lead the CMC/manufacturing for ADC drug product and drug substance except for the Antibody intermediate manufacturing. For each Co-Development Product a Co-Development Budget should be generated among Parties to set forth the anticipated expenses associated with the Co-Development Plan.
4.3Cost Distribution Mechanism. The Parties shall calculate and notify each other of the Co-Development Costs as soon as reasonably practicable following the Designation of Co-Development Product in accordance with Section 3.4(f) and thereafter on a continuing basis throughout the Phase 1 Trials. LCB shall provide an itemised breakdown of the Co-Development Costs related to CMC/manufacturing for ADC drug product and drug substance except for the Antibody drug substance manufacturing and shall provide a quarterly invoice to NextCure for 50% of LCB’s Development Costs, and NextCure shall provide an itemised breakdown of the development costs related to Antibody drug substance manufacturing, GLP toxicology studies and Phase 1 Trials and shall provide a quarterly invoice to LCB for 50% of NextCure’s

Development Costs.  The Parties shall offset the two quarterly invoices against one another such that the only the Party receiving the invoice with the higher amount due for that quarter shall make a payment to the other Party, paying the net balance due (after offsetting) to the other Party within 30 days of receipt the invoices. Such costs under this Section 4.3 shall be determined using a pre-agreed FTE Rate by the Parties as set forth in the respective Co-Development Budget, which FTE Rate will be revisited and revised by the Parties annually.
4.4Combination Product.  The Parties may jointly decide to incorporate the Co-Development Product into a Combination Product through the JSC, in which case the development of such Combination Product would be added to the respective Co-Development Plan and Co-Development Budget and would be jointly funded by the Parties. However, the JSC may alternatively decide to allow a Combination Product to be developed by one Party outside of the Co-Development Plan (provided the Party seeking to perform the combination has control or has sought the necessary licenses to perform the combination), and such developing Party in such cases would develop the Combination Product at such Party’s own expense. The other Party, to the extent it remains active in the Co-Development Plan, in such cases would retain a financial interest in subsequent profits of the Combination Product based on the formula P=A*(B/(B+C)), where P is the proportion of gross profits from the Combination Product that are shareable under this subsection, A is the gross profits from the Combination Product, B is the market price per unit of the incorporated Co-Development Product (where each Party owns 50%) when sold alone, and where C is market price per unit of the combination agent when sold alone.  In this case, any profit payments P actually received in association with the combination product shall thereafter be divided equally between the Parties. Notwithstanding the above, the Party seeking to perform the combination shall seek the approval from the other Party to develop the Combination Product, such approval not to be unreasonably withheld.
4.5Dispute Resolution for Development Cost.  If there is any dispute regarding the calculation or distribution of the Development Cost, Parties shall first submit the issue to the JSC to resolve in good faith. If the Parties fail to reach amicable solution in the JSC, Parties shall provide to other Parties with the actual detailed accounting records of expenditure related to this Agreement. Based on such accounting records, Parties shall finalize the expenditure upon mutual consent and adjust the expenditure according to the agreed-upon rate. If Parties fail to reach a mutual consent, upon the written request of a dissenting Party, other Parties shall permit an independent certified public accounting firm of national recognized standing selected by the dissenting Party and reasonably acceptable to the other Parties, at the dissenting Party's expense, to have access during normal business hours to review the records of the other Parties as may be reasonably necessary to verify the accuracy of the accounting records provided hereunder. The accounting firm shall disclose to Parties whether the accounting records are correct or incorrect and the amount of any discrepancy. If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date all the Parties have received such accounting firm's written report. The fees charged by such accounting firm shall be first paid by the dissenting Party as provided above; however, if such audit uncovers a discrepancy in the accounting records for more than five percent (5%) of the total costs, then the fees of such accounting firm shall be paid by the Party with such discrepancy.
4.6Manufacturing and Supply
(a)LCB and NextCure will be jointly responsible for the manufacture of Co-Development Product, provided that, subject to the cost sharing set forth under Section 4.2, (i) NextCure will be solely responsible for producing unconjugated Antibody drug substance for the Co-Development Product, and (ii) LCB will be solely responsible for producing linker-payload, FTase enzyme, and isoprenoid (the “LCB Common Components”).
(b)Any costs assessed by LCB and NextCure to provide drug substance of LCB Common Components and Antibody drug substance respectively shall be calculated based on one hundred percent (100%) of its fully burdened manufacturing cost (without any markup) in accordance with Co-Development Budget to be determined in the JSC. To the extent relevant for a given Party, each Party shall provide the other Party with rolling and updated estimates of its fully burdened costs, including FTE Rates and third-party expenses that are being applied, on no less frequent than a quarterly basis.
4.7Manufacturing Agreements. LCB and NextCure, through the JSC, shall select a contract development and manufacturing organization (“CDMO”) for manufacturing of the Co-Development Product. Notwithstanding the foregoing, the Parties shall provide documents or other information that the Parties have created or processes that are necessary to support manufacturing or testing of Co-Development Product and also provide technology transfer assistance and supply of any materials needed for sample production for IND-enabling studies to a CDMO for completion of GMP production for Co-Development Product for subsequent clinical trials.
4.8Quality Agreements. Both Parties shall discuss, review and negotiate in good faith each Quality Agreement generated one Party that conducts Manufacturing or between one Party and corresponding Third-Party CDMO/CRO for materials subject to each Quality Agreement including Antibody and ADC drugs in accordance with Section 4.2. One Party shall not unreasonably object to the contracting Party to enter into such Quality Agreement with a Third-Party manufacturer.
4.9Pharmacovigilance Agreement. Parties shall negotiate in good faith and enter into a Pharmacovigilance Agreement no later than sixty (60) days before starting a Phase I trial within the Territory. The Pharmacovigilance Agreement shall contain such terms as are reasonable and customary for arrangements of this type and shall in all events include such terms as are necessary to ensure that both Parties are able to comply with applicable Laws pertaining to adverse events and safety reporting related to any Co-Development Products and Co-Commercialization Products and provide that there shall be one global safety database maintained by NextCure or its designee and accessible to both Parties. The JSC shall determine standard operating procedures by which the Parties shall have access to such global safety database.

ARTICLE 5
Commercialization
5.1Commercialization Agreement. No later than sixty (60) days prior to the commencement of any pivotal clinical trial for a Co-Development Product, the Parties shall negotiate in good faith and enter into a commercialization agreement consistent with the provisions of Articles 5 and 7 and setting forth the mechanics under which the Parties shall share on a 50:50 basis all commercial gross profits (calculated as net sales less costs of goods) from commercialization of any resulting Co-Commercialization Product and all Sublicensing Revenue (“Commercialization Agreement”).  The Parties through JSC shall discuss detailed activities undertaken relating to the marketing, promotion, sales, distribution and division of responsibilities as described in Section 5.
5.2Commercialization Plan and Budget. NextCure and LCB shall jointly prepare an initial Global Brand Plan for each Product not later than one (1) year prior to the anticipated Regulatory Approval of the applicable Co-Development Product in the Territory. For each Co-Development Product, NextCure and LCB shall prepare an initial draft Commercialization Plan, Commercialization Budget and Access and Pricing Plan not later than one (1) year prior to the anticipated Regulatory Approval of the applicable Co-Development Product in the Territory. Thereafter, the Parties will continue to discuss and refine such initial draft Commercialization Plan, Commercialization Budget and Access and Pricing Plan. Thereafter, the Global Brand Plan, Commercialization Plan, Commercialization Budget and Access and Pricing Plan for each Co-Development Product will be updated annually and submitted to the JSC for approval.
5.3Commercial Lead. For each Co-Development Product, NextCure shall oversee and be responsible for commercialization activities (including sales, marketing, and access and reimbursement) with respect to all indications for such Product in the Territory (in such capacity, “Commercial Lead”). Except as expressly set forth herein, only the Commercial Lead (or the authorized person of the Commercial Lead) is authorized to sell Products in the Territory, and the Commercial Lead will have the sole right, in its discretion, to take orders for and return of, issue credits for, sell and book sales for Co-Development Products in the Territory. The non-Commercial Lead (LCB) will promptly forward to the Commercial Lead all orders for, and requests to order, Co-Development Products in the Territory.

5.4Allocation of Commercial Responsibility. The JSC will allocate commercial activities (including pricing that is above the Applicable Retail Baseline Price, promotion, marketing access and reimbursement) to both NextCure and LCB on a Product-by-Product basis and activity-specific basis in accordance with the Commercialization Plan and this Article 5.
5.5Training. The JSC will establish a process by which the Parties will review, comment on and approve training materials and programs and training of the Parties’ marketing forces for commercialization of the Co-Development Products in the Territory will be conducted using only training materials and programs approved in accordance with such process.
5.6Information Concerning Co-Development Products. Each Party will ensure that no claims or representations in respect of a Co-Development Product in the Territory of the characteristics thereof are made by or on behalf of it or its Affiliates (by marketing force members or otherwise) that have not been approved by either Party and neither Party will make any claim or representation in the Territory that does not represent an accurate summary or explanation of the labelling of such Co-Development Product. Notwithstanding the foregoing, either Party shall be permitted to engage in scientific exchange with respect to a Co-Development Product in the Territory.
5.7Promotional Materials. Both the Parties will review, comment on, and approve all written sales promotion and advertising materials relating to a Co-Development Product for use in the Territory, and other media and materials used to promote the Co-Development Products or educate the public regarding and indication treated with a Co-Development Product in the Territory. Both Parties shall together prepare, review such promotional and advertising materials based on a process established by the JSC.
5.8Sales Force and Other Personnel Audit. Both Parties will permit access to each other on records of Sales Force Costs and Other Personnel Costs and activities maintained by NextCure and LCB, and permit the other Party to audit such records, provided that such audits may not be performed by either Party more than once per calendar year and will be at the cost of the Party requesting such audit. However, if an audit reveals an overstatement of Sales Force Costs or Other Personnel Costs of greater than five percent (5%) of the correct amount for the audited period, then the audited Party will pay the reasonable out-of-pocket cost of such inspection and audit.
5.9Commercial Reporting. Both LCB and NextCure shall provide twice annual reports, in the form set forth in the Sales Force and Other Personnel Schedule and conduct an annual in-person review by each other company’s Head of Commercial to discuss Sales Force and Other Personnel efforts and coordinate Sales Force and Other Personnel efforts in the Territory with global sales efforts. Notwithstanding the foregoing, the Parties may, by mutual written agreement, modify the timing, frequency or required content of the reports contemplated by this Section 5.
5.10Records; Audit Right. LCB and NextCure will maintain complete and accurate records of its Sales Force Costs and other Commercialization and Related Costs and activities related to the Co-Development Products in the CRM (customer relationship management) system and in a suitable enterprise reporting package (ERP) in order to permit both companies to audit each other’s Sales Force Costs and other Commercialization and Related Costs and activities related to Co-Development Products.
5.11Calculation of Sales Force Costs and Other Personnel Costs. Sales Force Costs and other Commercialization and Related Costs arising from collaboration activities performed by LCB and NextCure or any of its Affiliates in the Territory will be determined pursuant to the approved Commercialization Plan and Commercialization Budget and by allocation of proportion of Sales Force and Other Personnel activities directed to Co-Development Products.
ARTICLE 6
LICENSES AND OBLIGATIONS DURING CO-DEVELOPMENT
6.1Licenses After Designation of Co-Development Product.  Immediately upon the designation of Co-Development Product for a Research Program Target in accordance with Section 3.4(f), the following licenses as to both Parties shall be deemed effective and shall supersede and extinguish the licenses granted under Section 3.2 with respect to such Research Product.
(a)License to NextCure. LCB hereby grants to NextCure, and NextCure hereby accepts, a co-exclusive license (with LCB, which retains rights subject to Section 6.2), with the right to grant sublicenses to Affiliates and Third Parties (subject to Section 6.2), through multiple tiers, under the LCB Technology, to Exploit the Co-Development Products in the Field in the Territory (the “NextCure License”).
(b)License to LCB.  NextCure hereby grants to LCB, and LCB hereby accepts, a co-exclusive license (with NextCure, which retains rights subject to Section 6.2), with the right to grant sublicenses to Affiliates and Third Parties (subject to Section 6.2), through multiple tiers, under the NextCure Technology, to Exploit the Co-Development Products in the Field in the Territory (the “LCB License”).
(c)Subcontracting.  The Parties will have the right to engage Subcontractors to exercise its rights or perform its obligations under this Agreement (which includes the right to grant limited Sublicenses to such Subcontractors to the extent reasonably necessary for such Subcontractors to perform their approved duties and tasks), including any activities set forth in the Co-Development Plan; provided that any such Subcontractor is required to comply with the terms of this Agreement that are applicable to such Subcontractor and quality and regulatory standards in the any relevant markets or jurisdictions and, in the case of a CMO, the Parties will discuss in the JDT about a potential CMO to be engaged by each Party.
(d)No Implied Licenses. No license or other right is or shall be created or granted under this Agreement after the designation of Co-Development Product by implication, estoppel, or otherwise.  All licenses and rights after the effective date of the designation of Co-Development Product and during the remainder of the Term are or shall be granted only as expressly provided in this Agreement.  All rights not expressly granted by a Party under this Agreement are reserved by such Party and may not be used by the other Party for any purpose.
6.2Exclusivity.
(a)Exclusivity Covenant. Upon the Parties designation of Co-Development Product, the Parties shall continue to collaborate exclusively in the Field and with respect to the Co-Development Targets with the other Party, for the remainder of the Term and for as long as the Parties, either by themselves or through Affiliates and/or sublicensees, is Developing or Exploiting a Co-Development Product Directed to a Co-Development Target in the Field in the Territory.  For purposes of this Section 6.2, “collaborate exclusively” means that the Parties shall not, either directly or indirectly, itself or through its collaborators, partners or contractors, Exploit ADC products Directed to any Co-Development Targets in the Field in Territory. All exclusivity obligations hereunder are terminated when either a Research Program Target or a Co-Development Target becomes a Terminated Target.
(b)Acquisition by Third Parties. If a Party undergoes a change of control (whether such transaction occurs by way of a sale of assets, merger, consolidation, or similar transaction) with a Third Party that is (either directly or through an Affiliate, or in collaboration with a Third Party) performing competitive activities, including with respect to one or more Competitive Products (i.e. other ADCs against Research Target or Co-Development Target), in the Territory at the closing of such change of control transaction, such Party will not be in breach of the restrictions set forth in Section 6.2(a) due to such change of control with such Third Party and such Third Party may continue to perform the applicable competitive activities, including with respect to such Competitive Products, after such change of control transaction; as long as (i) no Research Program Technology, LCB Technology, NextCure Technology, or the other Party’s Confidential Information is used by or on behalf of such Party or its Affiliates in connection with any Exploitation of the Competitive Product except unaided retained knowledge of the personnel involved in such activities without reference to such Intellectual Property Rights or Confidential Information; and (ii) such Party and its Affiliates institutes commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between the personnel working on such Competitive Products and the personnel working on any Research Products or Co-Development Products or having access to data from activities performed under this Agreement or Confidential Information of the other Party. Each Party shall be responsible for its, its Affiliates’ (including in the case of the Party undergoing the change of control, the acquirer and its affiliates) and their personnel’s compliance with this Section 6.2(b).
(c)Acquisition of Third Parties.  If a Party or any of its Affiliates merges or consolidates with, or otherwise acquires a Third Party (whether such transaction occurs by way of a sale of assets, merger, consolidation, or similar transaction) and at such time such Third Party is performing competitive activities with respect to one or more Competitive Products, or is engaged in activities that would otherwise constitute a breach of Section 6.2(a) (Exclusivity Covenant), then, unless the Parties agree otherwise in writing, such Party will not be in breach of Section 6.2(a) and the Party or any of its Affiliates may continue to perform the applicable Competitive Activities, if it does one of following within 12 months following such acquisition: (i) divest, or cause its relevant Affiliates to divest, whether by sale, assignment, exclusive license or otherwise, its interest in such Competitive Products; (ii) terminate any further Competitive Activities with respect to such Competitive Products. If such Party selects either option (i) or (ii) above, then until the divestiture or termination is complete, it will ensure that (A) no Research Program Technology, LCB Technology, or NextCure Technology or the other Party's Confidential Information is used by or on behalf of such Party or its Affiliates in connection with any Exploitation of the Competitive Product except unaided retained knowledge of the personnel involved in such activities without reference to such Intellectual Property Rights or Confidential Information, and (B) such Party and its Affiliates institutes commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (A) are met, including by creating "firewalls" between the personnel working on such Competitive Products and the personnel working on any Research Product or Co-Development Product or having access to data from activities performed under this Agreement or Confidential Information of the other Party. Each Party shall be responsible for its, its Affiliates' and their personnel's compliance with this Section 6.2(c).

ARTICLE 7
Consideration
7.1Target Exclusivity Fee.  NextCure shall make a payment [***] within 30 days upon execution of this Agreement for the development of First Research Program during the Term of the Agreement. The Target Exclusivity Fee will be reinvested by LCB at the beginning of the Co-Development as a credit that would be applied in LCB’s favor toward any quarterly Co-Development invoices that would be generated by the Parties until the credit is exhausted. For additional Research Targets nominated by the Parties in accordance with Section 3.3, NextCure shall pay a Target Exclusivity Fee to LCB for each additional Research Program and the Target Exclusivity Fee will be reinvested by LCB and applied as an invoice credit in similar fashion. In the event that LCB decides to terminate the Co-Development Plan and/or co-commercialization on a Co-Development Product before the credit for the Target Exclusivity Fee paid by NextCure has been fully exhausted, LCB shall reimburse the remaining credit amount to NextCure within 30 days of termination. However, if both Parties jointly decide, or if NextCure alone decides, to terminate the Co-Development Plan and/or co-commercialization on a Co-Development Product, the Target Exclusivity Fee shall not be reimbursable.
7.2Sublicensing and Revenue Sharing.
(a)If either Party terminates the Agreement or Co-Development and Co-Commercialization on a Product per Product basis, the Developing Party shall pay development and commercial milestone and royalty payments to the Terminating Party for each Co-Development Product including the B7-H4 ADC Program as specified in Exhibit B and the Developing Party shall take the lead and shall have the right to sublicense to a Third Party. In the event that both Parties do not continue Co-Development and Co-Commercialization for any Co-Development Product, both Parties shall have the right to Sublicense such Co-Development Product to a Third Party. The Parties shall decide through JSC which Party shall take a lead in such sublicensing discussions and sublicensing shall be subject to the provisions set forth in Section 7.2(b).
(b)Solely in the event that both Parties are both no longer engaged in Co-Development or Co-Commercialization of a respective Co-Development Product, the Parties shall pay to each other the percentage of all Sublicense Revenues as set out below based on the Sublicence Revenue sums one Party actually receives in connection with any Sublicence or any assignment of rights to such Co-Development Product. The sublicensing Party shall pay to the other Party its share of Sublicense Revenues within 30 days after receipt of payment by sublicensing Party from the Sublicensee.
	NextCure	LCB
All Sublicense Revenues with respect to a Co-Development Product	50%	50%

(c)In the event that a Party granted authority by the JSC under Section 7.2(a) to lead sublicensing discussions proposes to grant a Sublicense of Co-Development Product in the Field in accord with subsections (a) and (b) above, such Party shall:
(1)notify the other Party of the existence of such Sublicense discussion with financial terms in advance of signing such Sublicence agreements, decide on the Party who would be responsible for leading sublicensing discussions and obtain a written approval from the other Party;
(2)negotiate suitable equivalent obligations on the Sublicensee as have been placed under the terms of this Agreement, including an obligation to use Commercially Reasonable Efforts and to undertake them to equivalent obligations to develop and Commercialise the Co-Development Product;
(3)share an unredacted copy of such Sublicence term sheets and draft agreements with the other Party, and within thirty (30) days after execution, provide a copy of each Sublicence to the other Party.
(d)The Parties acknowledges that the grant of any Sublicense under any provision of this Agreement shall not relieve the Parties of its obligations under this Agreement, except to the extent they are satisfactorily performed by any such Sublicensee and will remain responsible for any work allocated to a Subcontractor to the same extent as if it had done such work itself.
(e)The Parties shall procure that any Sublicense shall terminate upon the termination of this Agreement.
7.3Taxes.
(a)Cooperation and Coordination.  The Parties acknowledge and agree that it is their mutual objective and intent to appropriately calculate, to the extent feasible and legal, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use all commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective.  Each Party shall provide the other Party with reasonable assistance to enable the elimination, reduction or recovery, as permitted by Applicable Law, of withholding taxes, value added taxes or similar taxes, resulting from payments made under this Agreement, such elimination, reduction or recovery (as applicable) to be for the benefit of the Party bearing the economic burden of such withholding tax, value added tax or similar tax.
(b)VAT.  Unless otherwise stated, any consideration payable under this Agreement shall be exclusive of value added tax, sales tax or any similar tax (“VAT”). If a Party makes a supply pursuant to this Agreement, and VAT is payable on that supply, the consideration for the supply (VAT exclusive consideration) is increased by an amount equal to the VAT exclusive consideration multiplied by the rate of VAT prevailing at the time the supply is made (additional VAT amount). VAT (if any) will become due and payable upon presentation of a valid VAT invoice (or, where there is no provision in the legislation for the jurisdiction concerned that a VAT invoice is required to be issued, a written demand containing such information as is customary in that jurisdiction).
(c)Withholding Taxes.If Applicable Law requires that taxes be deducted and withheld from a payment made pursuant to this Section 7, the remitting Party shall: (1) deduct those taxes from the payment for the account of the other Party; (2) timely pay the taxes to the proper taxing authority; and (3) promptly following that payment send to the other Party evidence of the obligation, together with an official tax receipt or other proof of payment sufficient to enable the other Party to claim such payment of taxes.  To the extent that a Party making a payment to the other Party determines that a withholding tax will apply to a payment, such remitting Party shall inform the other Party of such withholding tax promptly after making this determination in advance of the payment being made to allow the Parties to cooperate timely and in good faith to eliminate or reduce such withholding, to the extent reasonably feasible, in advance of such payment being made.
(d)Tax Residence Certificate.  A Party receiving a payment pursuant to this Section 6 shall provide the remitting Party appropriate certification required by Applicable Law that such Party is a tax resident of that jurisdiction, if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party.  Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.
(e)Assessment.  Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by Applicable Law.  The Parties shall reasonably cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.
7.4Audit.  The Parties shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the payments under this Agreement.  Upon reasonable prior notice, but not more than once per Calendar Year, such records shall be available during regular business hours for a period of three (3) years from the end of the Calendar Year to which they pertain for examination at the expense of requesting Party by an independent certified public accountant selected by the requesting Party and reasonably acceptable to the other Party, for the sole purpose of verifying the accuracy of the financial reports and correctness of the payments furnished pursuant to this Agreement.   In case the accountant identifies amounts owed but unpaid, and in case this is not explained and disproven by the other Party’s records and accountants within 15 days, any such amounts identified to be owed but unpaid shall be paid within forty-five (45) days from the accountant’s report.  Any amounts shown to have been overpaid shall be refunded within thirty (30) days from the accountant’s report.  Requesting Party shall bear the full cost of such audit unless such audit discloses an underpayment of more than five percent (5%) of the amount due, in which case the audited Party shall bear the cost of such audit.  The audit rights in this Section 6.4 shall survive the Term for two (2) years.
7.5Late Payment.  All payments due to a Party hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by the receiving Party.  If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by Applicable Law, whichever is lower.
7.6Currencies.  All calculations and invoices under this Agreement shall be made in U.S. Dollars, and when conversion of amounts to and/or from any other currency is required, such conversion shall be calculated using an exchange rate equal to the rate of exchange published in the Wall Street Journal on the last business day of the applicable calendar quarter for which the invoice is made and/or for which the payment is due (as applicable).

ARTICLE 8
INTELLECTUAL PROPERTY MATTERS
8.1Ownership of Inventions.  Inventorship of Research Program Technology, LCB Platform Improvement Technology, NextCure Platform Improvement Technology and any other Inventions shall be determined in accordance with applicable patent laws. Ownership of Research Program Technology, LCB Platform Improvement Technology, and NextCure Platform Improvement Technology, irrespective of inventorship, as between LCB and NextCure shall be as follows:
(a)LCB Platform Improvement Technology. Subject to any licenses granted by LCB in this Agreement, LCB shall own and retain all right, title and interest in and to LCB Platform Improvement Technology, including but not limited to any LCB Platform Improvement Technology generated or arising from the Research Program.  For the avoidance of doubt, LCB Platform Improvement Technology shall not include any NextCure Technology or Research Program Technology. NextCure hereby assigns all right and title in and to such LCB Platform Improvement Technology to LCB.
(b)NextCure Platform Improvement Technology. Subject to any licenses granted by NextCure in this Agreement, NextCure shall own and retain all right, title, and interest in and to NextCure Platform Improvement Technology, including but not limited to any NextCure Platform Improvement Technology generated or arising from the Research Program.

For the avoidance of doubt, NextCure Platform Improvement Technology shall not include any LCB Technology or Research Program Technology. LCB hereby assigns all right and title in and to such NextCure Platform Improvement Technology to NextCure.
(c)Research Program Technology.  The Parties shall jointly own and retain the right, title and interest in and to any Inventions, Patents and Know-How pertaining to (i) a Research Product and/or a Co-Development Product invented during the conduct of a Research Program by LCB (including its Affiliates and/or Subcontractors) and/or by NextCure (including its Affiliates and/or Subcontractors), (ii) the manufacture of a Co-Development Product invented during the conduct of a Research Program or Co-Development Plan by LCB and/or by NextCure (including by their respective Affiliates and/or Subcontractors), and (iii) a Research Program Target to the extent jointly invented during the conduct of a Research Program by both LCB and NextCure (including by their respective Affiliates and/or Subcontractors) (collectively, the “Research Program Technology”). The preceding shall include the right to file applications for Research Program Patents pertaining to the Research Program Technology, and further including but not limited to any Research Program Patents that claim substance of matter of a Co-Development Product.  Research Program Patents will be co-owned and filed in the names of both NextCure and LCB as joint applicants. For the avoidance of doubt, the Research Program Technology shall not include any LCB Platform Improvement Technology or NextCure Platform Improvement Technology.
(d)Other Inventions. Subject to Sections 8.1(a) through 8.1(c) above, ownership of any other Invention shall follow inventorship.
8.2Disclosure and Assignment.  Each Party will promptly disclose to the other Party any LCB Platform Improvement Technology, NextCure Platform Improvement Technology, Research Program Technology or Joint IP developed, created, conceived, or reduced to practice by or on behalf of such Party during the Term.  Each Party will obligate any of its employees, Sublicensees, and Third Party contractors to assign all LCB Platform Improvement Technology or NextCure Platform Improvement Technology, Research Program Technology and Research Program Patents to such Party so that each Party can comply with its obligations under the Section 8.1, and each Party will promptly obtain such assignment.
8.3Prosecution of Patents.
(a)Platform Improvement Patents.  LCB shall have the sole right and authority to prepare, file, prosecute and maintain the LCB Platform Improvement Patents on a worldwide basis at LCB’s expense. NextCure shall have the sole right and authority to prepare, file, prosecute and maintain the NextCure Platform Improvement Patents on a worldwide basis at NextCure’s expense.

(b)Research Program Patents.  The filing, prosecution, maintenance, enforcement, and defense of Research Program Patents shall be at the discretion, shared cost and shared responsibility of both NextCure and LCB, through the use of counsel selected by NextCure reasonably acceptable to LCB.  NextCure shall keep LCB informed regarding the filing, prosecution, maintenance, defense, and enforcement of the Research Program Patents, including by providing LCB with a copy of any material communications to and from any relevant authority and by providing LCB drafts of any material submissions or responses to be made to such authorities sufficiently in advance of submitting such submissions or responses so as to allow for a reasonable opportunity for LCB to review and comment thereon.  NextCure shall consider in good faith the requests and suggestions of LCB with respect to such drafts and with respect to strategies for filing, prosecuting, enforcing and defending such Research Program Patents. In the event if one of the Parties opts out of the Co-Development and Co-Commercialization, the Developing Party shall lead the filing, prosecuting, enforcing, and defending such Research Program Patents and will deduct the cost associated with such efforts from the milestone and royalty payments to be paid to the Terminating Party. The Terminating Party shall not unduly delay in providing responses to the lead Party to file, prosecute, enforce and defend such a Research Program Patent.
8.4Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution and validation efforts provided above and in this Section 8.4, including providing any necessary powers of attorney, assignments and executing any other required documents or instruments for such prosecution, as well as further actions as set forth below.  Such assistance and cooperation shall include making a Party’s inventors and other scientific advisors reasonably available to assist the other Party’s Patent preparation, filing, prosecution and maintenance efforts.
8.5Infringement of Patents by Third Parties.
(a)Notification.  Each Party shall promptly notify the other Party in writing if it becomes aware of an infringement of any LCB Patent, Research Program Patent or NextCure Patent, and shall provide all information in such Party’s possession or control demonstrating such infringement.
(b)Infringement of a LCB Patent.  For any and all infringement of any LCB Patent by a product competing with a Co-Development Product, LCB shall have the sole and exclusive right, but not the obligation, to bring, at LCB’s expense and in its sole control, an appropriate suit or other action against any person or entity engaged in such infringement of such LCB Patent and to retain one hundred percent (100%) of any recovery in connection with such suit or other action (after reimbursing NextCure for its expenses (if any) in connection with its assistance provided by NextCure).  Without limiting the foregoing, LCB shall keep NextCure reasonably informed of such infringement action to the extent such action may reasonably be expected to impact the scope of LCB’s Patents as they relate to any Research Product or Co-Development Product.
(c)Infringement of a NextCure Patent.  For any and all infringement of any NextCure Patent by a product competing with a Co-Development Product, NextCure shall have the sole and exclusive right, but not the obligation, to bring, at NextCure’s expense and in its sole control, an appropriate suit or other action against any person or entity engaged in such infringement of such NextCure Patent and to retain one hundred percent (100%) of any recovery in connection with such suit or other action (after reimbursing LCB for its expenses (if any) in connection with its assistance provided by LCB).  Without limiting the foregoing, NextCure shall keep LCB reasonably informed of such infringement action to the extent such action may reasonably be expected to impact the scope of NextCure’s Patents as they relate to any Research Product or Co-Development Product.
(d)Infringement of a Research Program Patent.  For any and all infringement of any Research Program Patent, each Party shall have the first right, but not the obligation, to bring, at its expense and in its sole control, an appropriate suit or other action against any person or entity engaged in such infringement of such Research Program Patent and to retain one hundred percent (100%) of any recovery in connection with such suit or other action (after reimbursing the other Party for its expenses (if any) in connection with its assistance provided by the other Party). The Parties shall decide in good faith which Party shall bring such suit. Without limiting the foregoing, the Party shall keep the other Party reasonably informed of such infringement action to the extent such action may reasonably be expected to impact the scope of the other Party’s portion of Research Program Patents as they relate to any Research Product or Co-Development Product.
8.6Infringement of Third Party Rights in the Territory.
(a)Notice.  If any Co-Development Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party.
(b)Defense; Settlement; Licenses.  Each Party shall have the right, but not the obligation, to defend or enter into any settlement of any such Third Party claim or assertion of infringement of a Patent as described in Section 8.6(a) above, at its expense. The Parties shall decide in good faith which Party shall defend or enter into such settlement. The other Party shall reasonably cooperate with such Party conducting the defense of the claim or assertion, including if required to conduct such defense, furnishing a power of attorney.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES
9.1Mutual Representations, Warranties and Covenants.  Each of the Parties hereby represents and warrants to the other Party as of the Effective Date and hereinafter, as set forth below, covenants that:
(a)Organization.  It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.
(b)Binding Agreement.  This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).
(c)Authorization.  The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.
(d)No Further Approval.  It is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals and similar authorizations from Governmental Authorities necessary for the Exploitation of the LCB Technology as contemplated hereunder).
(e)No Inconsistent Obligations.  Neither Party is under any obligation, contractual or otherwise, to any Person or other entity that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.
(f)No Debarment.  Neither Party nor any of its respective Affiliates has been debarred by the FDA, is subject to any similar sanction of other Governmental Authorities in the Territory, and, to its Knowledge, neither Party nor any of its respective Affiliates has used, is using, or will engage, in any capacity, in connection with this Agreement or any ancillary agreements (if any), any Person who either has been debarred by such a Regulatory Authority, or is the subject of a conviction described in Section 306 of the FFDCA.   Each Party shall inform the other Party in writing promptly if it or any Person engaged by it or any of its Affiliates who is performing services under this Agreement or any ancillary agreements (if any) is debarred or is the subject of a conviction described in Section 306 of the FFDCA, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s Knowledge, is threatened, relating to the debarment or conviction of such Party, any of its Affiliates or any such Person performing services hereunder or thereunder.
(g)Transparency Reporting.  Each Party shall be responsible for tracking and reporting transfers of value initiated and controlled by its and its Affiliates’ employees, contractors, and agents pursuant to the requirements of the transparency or marketing reporting laws of any Governmental Authority in the Territory, including Section 6002 of the ACA, commonly referred to as the “Sunshine Act.”
9.2Additional Representations and Warranties of LCB.  LCB represents and warrants as of the Effective Date and hereinafter, as set forth below, covenants to NextCure that:
(a)LCB has all rights necessary to grant the licenses under the LCB Technology and rights of cross-reference under Regulatory Materials, in each case, existing as of the Effective Date that it grants to NextCure in this Agreement.
(b)LCB is the sole and exclusive owner of the entire right, title and interest in the LCB Patents reasonably applicable to the Research Program Targets free of any encumbrance, lien, or claim of ownership by any Third Party.
(c)There is no actual, LCB has not received notice of and to LCB’s Knowledge there is no threatened infringement or misappropriation of LCB Technology by any Person in the Territory as of the Effective Date.
9.3Additional Representations and Warranties of NextCure.  NextCure represents and warrants as of the Effective Date and hereinafter, as set forth below, covenants to LCB that:
(a)NextCure has all rights necessary to grant the licenses under the NextCure Technology and rights of cross-reference under Regulatory Materials, in each case, existing as of the Effective Date that it grants to LCB in this Agreement.
(b)NextCure is the sole and exclusive owner of the entire right, title and interest in the NextCure Patents reasonably applicable to the Research Program Targets free of any encumbrance, lien, or claim of ownership by any Third Party.

(c)There is no actual, NextCure has not received notice of and to NextCure’s Knowledge there is no threatened infringement or misappropriation of NextCure Technology by any Person in the Territory as of the Effective Date.
9.4No Other Representations or Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS.

ARTICLE 10
Confidentiality
10.1Nondisclosure.  Each Party agrees that, during the Term and for a period of ten (10) years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary Information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this Section 9.1 shall not create or imply any rights or licenses not expressly granted under this Agreement).  Notwithstanding anything to the contrary in the foregoing, the obligations of confidentiality and non-use with respect to any trade secret within such Confidential Information shall survive such ten (10) year period for so long as such Confidential Information remains protected as a trade secret under Applicable Law.
10.2Exceptions.  The obligations in Section 10.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent written evidence:
(a)is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;
(b)is known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(c)is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that, to the Receiving Party’s Knowledge, is not bound by a similar duty of confidentiality or restriction on its use;
(d)is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available, either before or after it is disclosed to the Receiving Party;
(e)is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; or
(f)is the subject of written permission to disclose provided by the Disclosing Party.
10.3Authorized Disclosure.  The Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:
(a)filing or prosecuting Patents as permitted by this Agreement, provided that no Confidential Information that can be demonstrated as protected as a trade secret is disclosed;
(b)preparing and submitting Regulatory Materials and obtaining and maintaining Regulatory Approvals as permitted by this Agreement;
(c)prosecuting or defending litigation, including responding to a subpoena in a Third-Party litigation;
(d)complying with Applicable Law or court or administrative orders; or
(e)in communications with existing or bona fide prospective acquirers, merger partners, lenders or investors, and consultants and advisors of the Receiving Party in connection with transactions or bona fide prospective transactions with the foregoing, in each case on a “need-to-know” basis and under appropriate confidentiality provisions substantially similar to those of this Agreement; and
(f)to its Affiliates and Third Parties including but not limited to collaborators, sublicensees or prospective sublicensees, Subcontractors or prospective subcontractors, consultants, directors, agents and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are substantially similar to those set forth in this Section 9;

provided, however, that, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to Section 10.3(e) or this Section 10.3(f) to treat such Confidential Information as required under this ARTICLE 10.
(g)If and whenever any Confidential Information is disclosed in accordance with this Section 9.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clauses (a) through (e) of this Section 10.3, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own confidential information from disclosure.
10.4Terms of this Agreement.  The Parties acknowledge that this Agreement and all of the respective terms of this Agreement shall be treated as Confidential Information of both Parties subject to the provisions of Sections 10.3, 10.5 and 10.6.
10.5Publicity.   Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby that contains information not previously publicly disclosed in accordance with this Section 10.5 without the prior written consent of the other Party.
10.6Securities Filings.  Notwithstanding anything to the contrary in this ARTICLE 10, in the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement or any related agreements between the Parties, such Party shall notify the other Party of such intention and shall provide the other Party with a copy of relevant portions of the proposed filing at least ten (10) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto that refer to the other Party or the terms and conditions of this Agreement or any related Agreements between the Parties. The Party making such filing shall cooperate in good faith with the other Party to obtain confidential treatment of the terms and conditions of this Agreement or any related Agreements between the Parties that the other Party requests be kept confidential or otherwise afforded confidential treatment and shall only disclose Confidential Information that it is reasonably advised by outside counsel is legally required to be disclosed.  No such notice shall be required if the description of or reference to this Agreement or a related agreement between the Parties contained in the proposed filing has been included in any previous filing made by the either Party in accordance with this Section 10.6 or otherwise approved by the other Party. The Party making such filing shall not disclose any financial terms of the Agreement or any other related agreements without express written consent of the other Party.
10.7Relationship to Confidentiality Agreement.  This Agreement supersedes the Mutual Confidential Disclosure Agreement between the Parties, as amended, dated January 26, 2022; provided however, that all “Confidential Information” disclosed or received by the Parties and their Affiliates thereunder shall be deemed Confidential Information hereunder and shall be subject to the terms and conditions of this Agreement.
10.8Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this ARTICLE 10.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this ARTICLE 10.
10.9Publications. Each Party shall ensure that any and all intended publications or presentations to be made public, in case they include the other Party’s Confidential Information, shall be subject to the approval of the other Party and shall be disclosed to the other Party for review at least thirty (30) Days prior to any submission or other public disclosure of such publication or presentation. If the other Party determines that the publication contains patentable subject matter, the publishing Party agrees to postpone publication or presentation of such Presentation for an additional sixty (60) Days to permit the filing of a patent application. If the other Party determines that the publication contains sensitive information, the publishing Party will take comments and suggestions of the other Party into consideration. In any case, each Party shall not publish any publications or presentations in respect of Co-Development Target or Co-Development Product without express written consent of the other Party.

ARTICLE 11
Term and Termination
11.1Term.  This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to this ARTICLE 11, shall continue in full force and effect as long as at least one of the Parties continues to Exploit the Products or Research Programs in accordance with the terms and conditions of this Agreement (the “Term”).
11.2Termination for Material Breach.

(a)Either Party (the “Non-Breaching Party”) may terminate this Agreement in its entirety, and/or on a Co-Development Target-by-Co-Development Target basis, and/or on a country-by-country and/or Product-by-Product basis, in the event the other Party (the “Breaching Party”) has materially breached this Agreement with respect to a Co-Development Target, and/or Product and/or country, and such material breach has not been cured within sixty (60) days after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”).  The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 11.2(a) shall become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period, or, if such material breach is not susceptible to cure within the Cure Period, then, the Non-Breaching Party’s right of termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach, such plan is accepted by the Non-Breaching Party (such acceptance not to be unreasonably withheld, conditioned, or delayed), and the Breaching Party commits to and carries out such plan as provided to the Non-Breaching Party no later than one hundred fifty (150) days after written notice of said breach.  The right of either Party to terminate this Agreement, whether in part or in its entirety, as provided in this Section 11.2(a) shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement.
(b)If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that disputes whether there has been a material breach may contest the allegation in accordance with ARTICLE 12.  Notwithstanding anything to the contrary contained in Section 11.2(a), the Cure Period for any Dispute will be tolled from the date that written notice was first provided to the Breaching Party by the Non-Breaching Party through the resolution of such Dispute pursuant to ARTICLE 12, and it is understood and acknowledged that, during the pendency of a Dispute pursuant this Section 11.2(b), all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement.  Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the Dispute shall be promptly refunded if it is determined pursuant to ARTICLE 12 that such payments are to be refunded by one Party to the other Party.
11.3Termination for Bankruptcy.
(a)Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above, and such proceeding or action remains un-dismissed or un-stayed for a period of more than sixty (60) days.
(b)All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws.  If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided pursuant to such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee) shall perform all of the obligations in this Agreement intended to be performed by such Party.  If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided for under the Bankruptcy Laws, and the non-bankrupt Party elects to retain its rights hereunder as provided for under the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the non-bankrupt Party copies of all Patents and Information necessary for the non-bankrupt Party to prosecute, maintain and enjoy its rights under the terms of this Agreement.  All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.  In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 11.3 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.  The Parties acknowledge and agree that the payments made under Section 5.1 shall not (i) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, or (ii) relate to licenses of intellectual property hereunder.
11.4Termination for Delayed or Abandoned Development. This Section 11.4 shall not limit a Party’s right to terminate pursuant to Section 11.2 (Termination for Material Breach) and 11.3 (Termination for Bankruptcy). Each Party may terminate a Co-Development Target and/or Co-Development Product by providing notice in writing to the other Party if in the absence of Commercially Reasonable Efforts or any force majeure event such other Party suspends or otherwise fails to conduct any Development activities for a corresponding Research Program or Co-Development Product for twelve (12) consecutive months or more during the

Term, such notice to take effect with respect to such Co-Development Target and/or Co-Development Product sixty (60) calendar days from the other Party’s receipt of such notice. Additionally, each Party may terminate a Co-Development Target and/or Co-Development Product by providing notice in writing to the other Party if such other Party has first informed such Party (e.g., at a committee meeting or otherwise) that such other Party will not be participating further in the joint funding and/or advancement of a Co-Development Target and/or Co-Development Product, such notice to take effect with respect to such Co-Development Produce and/or Co-Development Product immediately upon receipt.
11.5Effects of Termination.  All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies. In the event this Agreement is not terminated in its entirety, but rather is terminated on a Co-Development Target-by-Co-Development Target basis (each such terminated Co-Development Target, a “Terminated Target”) and/or Product-by-Product and/or country-by-country basis with respect to one or more Products (each such terminated Product, a “Terminated Product”), then, notwithstanding anything to the contrary contained in Section 11.5(a), the consequences of termination described under this Section 11.5 shall only apply to the Terminated Target or Terminated Product, as the case may be, and this Agreement shall remain in full force and effect in accordance with its terms with respect to all Products and all other Co-Development Targets other than the Terminated Targets or Terminated Products, in all countries of the Territory.
(a)Consequences of Termination by LCB or NextCure.  In the event of termination of this Agreement with respect to any Research Program Target and/or Co-Development Target, Product and/or in its entirety by either Party:
(i)Without limiting the effect that such termination shall have on any provisions of this Agreement, other than those provisions that this Agreement expressly provides shall survive such termination and subject to this Section 11.5(a), all rights and licenses granted herein to either Party shall terminate, and the Parties, except to the extent a Party is a Sole Developing Party for a particular Terminated Product or Terminated Target, shall cease any and all Development, Manufacturing, and commercialization activities with respect to the Terminated Targets and/or Terminated Products in the Terminated Countries, as the case may be, as soon as is reasonably practicable under Applicable Law; provided that such licenses shall continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement (including to enable an orderly transition of materials, activities and responsibilities to a Sole Developing Party as applicable) in accordance with Applicable Law and as otherwise required in accordance with Section 11.5(a)(i);

(ii)Except as set forth in Section 11.5(a)(iv) below, all payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of such termination;
(iii)All exclusivity obligations hereunder shall terminate with respect to such Terminated Target or Terminated Products.
(iv)After termination of the Agreement or any Research Programs generated under the Collaboration under Section 11.4 the terminating Party may choose to continue to Develop the Product or any Research Programs on its own exclusively (such Party continuing Development thereafter being deemed a “Sole Developing Party” with respect to the so-continued Product and/or Research Targets, and the other Party thereafter being deemed a “Non-developing Party” with respect to such Product and/or Research Target). The Non-developing Party shall grant, and hereby grants, to the Sole Developing Party in each case an exclusive license under its respective Patents and Know How (including its joint share of rights in any Research Program Technology) that are necessary or reasonably useful to Develop, Manufacture, and Exploit the so-continued Product and/or Research Target in the Field in the Territory (“Reversion Technology”) in accord with this Section 11.5. The Non-developing Party shall provide access to know-how, documentation, materials and technology transfer with respect to the Reversion Technology to support development of such Product and Research Programs to the Sole Developing Party. In such cases, the Sole Developing Party shall pay development and commercial milestone and royalty payments to the Non-developing Party for each Research Program, including the B7-H4 ADC Program, as specified in Exhibit B.  The Sole Developing Party shall provide to the Non-developing Party a report detailing the Sole Developing Party's material efforts and progress with respect to the Research Program and the so-continued Products within sixty (60) days after January 1 of each Calendar Year. Each such report shall describe, among other matters, those: (A) material Development activities initiated, currently in progress and completed during the Calendar Year, and (B) material Development activities planned to be initiated during the next Calendar Year. Each Sole Developing Party will retain licenses granted under this Section 11.5(a)(iv) under the Reversion Technology from the Non-Developing Party as reasonably necessary to Develop, Manufacture and Exploit those respective Products and Research Programs for so long as such Party continues to Develop and Exploit such Products and Research Programs. Notwithstanding the foregoing, in the absence of Commercially Reasonable Efforts or any force majeure event, if the Sole Developing Party suspends or otherwise fails to conduct any Development activities for a Research Program for twelve (12) consecutive months or more, the Non-developing Party may terminate the Agreement and the exclusive license granted in accordance with this Section 11.5(a)(iv) with a written notice, with such notice to take effect with respect to such Research Program sixty (60) calendar days from the Sole Developing Party's receipt of such notice.
(v)For clarity, if a Research Program is terminated, this Agreement shall continue to remain effective, unless all Research Programs generated under the Agreement including all Co-Development Products are terminated and all Sole Developing Parties cease to Develop, commercialize, and/or otherwise Exploit any Terminated Targets and/or Terminated Products.
(vi)Technology Transfer and Inventory. To permit the Sole Developing Party to pursue its continuing rights under Section 11.5(a)(iv) and upon reasonable request, the Non-developing Party shall provide to such Sole Developing Party reasonable technology transfer assistance, including reasonably requested documents or other information that the Parties have created concerning the Terminated Targets and Terminated Products and concerning processes or Know How that otherwise are reasonably necessary to support manufacturing or testing of relevant Terminated Targets and Terminated Products. Further, upon termination a Party may request to procure any unsold or unused inventory stocks of the Co-Development Products from the other Party. Such stocks shall be provided at a transfer price to be negotiated by the Parties, with the proviso that such price shall take into account any prior cost sharing between the Parties with regard to the inventory prior to such termination.
(vii)Return of Confidential Information. Subject to the rights of a Sole Developing Party granted in subparagraphs (iv) and (vi) above, upon any termination of this Agreement, the Receiving Party shall return to the Disclosing Party or otherwise destroy any documents or other materials that contain the Disclosing Party’s Confidential Information in relation to the Terminated Product or Terminated Target, including all copies made, and make no further use or disclosure thereof. The Receiving Party may, however, keep copies of the Confidential Information of the Disclosing Party in its legal adviser’s files and in internal IT backup systems solely for the purpose of enabling it to comply with the provisions of this Agreement.
11.6Remedies.  Notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation.  Each Party shall be free, pursuant to Section 11, to seek, without restriction as to the number of times it may seek, damages, expenses and remedies that may be available to it under Applicable Law or in equity and shall be entitled to offset the amount of any damages and expenses obtained against the other Party in a final determination under Article 12, against any amounts otherwise due to such other Party under this Agreement.
11.7Survival.  In the event of termination of this Agreement, in addition to the provisions of this Agreement that continue in effect in accordance with their terms, the following provisions of this Agreement shall survive: Articles 1, 7, 8, 9, 10, 11, 12 and 14 and Section 6.1 with respect to any Products being Developed and/or Exploited by a Sole Developing Party.
ARTICLE 12
Dispute Resolution
12.1Disputes. Any dispute between the Parties arising out of or relating to the Agreement, including any non-contractual disputes or claims or any question regarding its existence, validity, or termination, shall be resolved by binding arbitration.  The proceedings shall be initiated by the service of a written notice of dispute by a Party on the other Party setting out details of the dispute and the reasons why the Party serving the notice believes that the dispute has arisen. Upon service of such a notice, the dispute shall be referred to the Senior Officers (or their respective delegates), who shall endeavour to resolve the dispute amicably (each acting reasonably and in good faith).
12.2Arbitration. In the event that a dispute cannot be resolved to the satisfaction of both Parties within 30 Days of referral to the Senior Officers (or their respective delegates), or if a Party either fails to participate or to continue to participate in the process referred to in Section 12.1 (Disputes), it shall be finally settled through an arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce 2021 in accordance with the Expedited Procedure Rules irrespective of the amount in dispute. The right and obligation to arbitrate under this Section 12.2 (Arbitration) shall extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties or their respective Affiliates. The arbitration tribunal shall be composed of one arbitrator agreed by the Parties. If the Parties are unable to agree on an arbitrator within 30 Days after the transmission of the request for arbitration by one of the Parties, then the arbitration tribunal shall be composed of one arbitrator selected by each Party and one arbitrator selected by the first two arbitrators. The arbitral award shall be final and binding. A judgment on any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The legal seat of arbitration shall be Southern District of New York, and the language of the arbitral proceedings shall be English. Either party may apply to the arbitrator(s) seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators shall have the authority to grant specific performance, issue summary judgments or grant other depository motions and, if either Party engages attorneys to enforce any rights arising out of or relating to the Agreement, then the prevailing Party shall be entitled to recover its reasonable fees and costs expended in engaging such attorneys. The Parties agree that all information, including the result, of such arbitration and the fact that arbitration takes place shall be regarded as Confidential Information of both Parties and shall not be disclosed without the written consent of the other Party.
ARTICLE 13
Indemnification
13.1Indemnification by NextCure.   NextCure hereby agrees to defend, indemnify and hold harmless LCB and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, a “LCB Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively, the “Losses”) to which any LCB Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: (a)  the breach by NextCure of any warranty, representation, covenant or agreement made by NextCure in this Agreement; and (b) the negligence, gross negligence, illegal conduct, or wilful misconduct (including to the extent such negligence, gross negligence, illegal conduct or wilful misconduct gives rise to product liability Claims under any legal theory) of NextCure or its Affiliate or its licensee (other than LCB or its Affiliate or sublicensee), or any officer, director, employee, agent or representative thereof; except, with respect to each of subsections (a) and (b) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence, illegal conduct or wilful misconduct of any LCB Indemnitee or the breach by LCB of any warranty, representation, covenant or agreement made by LCB in this Agreement.
13.2Indemnification by LCB.  LCB hereby agrees to defend, indemnify and hold harmless NextCure and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, a “NextCure Indemnitee”) from and against any and all Losses to which any NextCure Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a)  the breach by LCB of any warranty, representation, covenant or agreement made by LCB in this Agreement; and (b) the negligence, gross negligence, illegal conduct, or wilful misconduct (including to the extent such negligence, gross negligence, illegal conduct or wilful misconduct gives rise to product liability Claims under any legal theory) of LCB or its Affiliate or its licensee (other than NextCure or its Affiliate or sublicensee), or any officer, director, employee, agent or representative thereof; except, with respect to each of subsections (a) and (b) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence, illegal conduct or wilful misconduct of any NextCure Indemnitee or the breach by NextCure of any warranty, representation, covenant or agreement made by NextCure in this Agreement.

13.3Indemnification by Sole Commercializing Party.  Both Parties, to the extent they are a Sole Developing Party commercializing a respective Product in accord with Section 7.2(a) and Section 11.5(a)(iv), hereby agrees to defend, indemnify and hold harmless the non-commercializing Party and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “Non-Developing Indemnitee”) from and against any and all Losses to which any Non-Developing Indemnitee may become subject to as a result of any Claim the extent such Losses arise directly or indirectly out of: (a) the practice by the Sole Developing Party or its Affiliate or their respective sublicensee of any license granted to it under Section 11.5(a)(iv) with respect to the Research Program Technology and/or the technology of the non-commercializing Party; and (b) the manufacture, use, handling, storage, sale, marketing, export, import, other disposition or Exploitation of any Product by the Sole Developing Party or its Affiliate or their respective sublicensee, including any Product Liabilities related to the use or Exploitation of the Product.
13.4Indemnification Procedures.
(a)Notice.  Promptly after a Non-Developing Indemnitee, LCB Indemnitee or a NextCure Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Sections 13.1 through 13.3, as applicable (the “Indemnifying Party”).  However, an Indemnitee’s delay in providing or failure to provide such notice will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.
(b)Defense.  Upon receipt of notice under Section 13.4 from the Indemnitee, the Indemnifying Party shall have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Claim.  The Indemnifying Party shall promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation (which acknowledgement shall not be deemed or construed as an admission of liability, either under this ARTICLE 13 or otherwise) to indemnify the Indemnitee with respect to the Claim pursuant to this Section 13.4 and of its intention either to compromise or defend such Claim.  Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable expenses of investigation and cooperation.  However, the Indemnitee shall have the right to employ separate counsel and to control the defense of a Claim at its own expense.
(c)Cooperation.  The Indemnitee shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim.  The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.
(d)Settlement.  If an Indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (such consent not to be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, the Indemnitee’s consent shall not require of a settlement where: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnitee’s rights under this Agreement are not adversely affected.  If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), and the Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this ARTICLE 13.
13.5Insurance.  Each Party shall, at its own expense, procure and maintain during the Term insurance policy/policies, including product liability insurance where applicable given the development stage of the Co-Development Product, adequate to cover its obligations hereunder and which are consistent with usual business practices of prudent companies similarly situated.  Such insurance shall not be construed to create a limit of the Party’s liability with respect to its indemnification obligations under this ARTICLE 13.  The Parties shall provide the other Party with prompt written notice of cancellation, non-renewal or material change in such insurance or self-insurance that could materially adversely affect the rights of the Parties hereunder and shall provide such notice within thirty (30) days after any such cancellation, non-renewal or material change.
13.6Limitation of Liability.  EXCEPT FOR A PARTY’S OBLIGATIONS SET FORTH IN THIS SECTION 13, AND ANY BREACH OF SECTION 10 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES) IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES UNDER ANY THEORY, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE 14
Miscellaneous

14.1Designation of Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
14.2Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, or on the next Business Day after being sent by reputable overnight courier (with delivery tracking provided, signature required and delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below or confirmatory return email to the email address specified below (or at such other address, telecopier number or email address for a party as shall be specified by notice given in accordance with this Section 14.2).
(a)If to NextCure:

NextCure, Inc.
9000 Virginia Manor Road, Suite 200
Beltsville, MD, U.S.A.

Attention: CEO

with cc to: legal@nextcure.com

(b)If to LCB:

LegoChem Biosciences, Inc.
10, Gukjegwahak 10-ro, Yuseong-gu,

Daejeon, 34002, Republic of Korea

Attention: Jeiwook Chae, Chief Business Development Officer
Email:chae@legochembio.com

CC to: Business Development Manager

Email: bd@legochembio.com

14.3Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other

Party.  Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure affecting such Party.  If a Force Majeure persists for more than ninety (90) days, then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure.
14.4Assignment.
(a)Subject to Section 14.4(b), neither Party may assign, mortgage, charge, or otherwise transfer any rights or obligations under the Agreement without the prior written consent of the other Party.
(b)With written notice to the other Party before such assignment or transfer, either Party may assign and transfer all its rights and obligations under the Agreement to an Affiliate. A Party may assign this Agreement with notice to the other Party to (i) a Third Party in case of a sale of substantially all of such Party’s assets relating to one or more Co-Development Products and/or Co-Development Targets to such Third Party, or (iii) to a successor in interest in the case of a merger, acquisition, or other change of control transaction. In all cases, the assignee must undertake in writing to the non-assigning Party to be bound by and perform the obligations of the assignor under the Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.4 (Assignment) will be null, void and of no legal effect.
14.5Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
14.6English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement, shall be in the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
14.7Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
14.8Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.
14.9Relationship of the Parties.  It is expressly agreed that this Agreement does not create or constitute a partnership, joint venture or agency, including for tax purposes.  Neither LCB nor NextCure shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of that Party and not of the other Party and all expenses and obligations incurred by reason of such employment shall be for the account and expense of such Party.
14.10Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.  Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days.  The captions of this Agreement are for the convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The terms “including,” “include,” “includes” or “for example” shall not limit the generality of any description preceding such term and as used herein shall have the same meaning as “including, but not limited to” or “including, without limitation.”  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and Provision.
14.11Governing Laws.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.
14.12Entire Agreement.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.  In the event of any inconsistency between the body of this Agreement and either any Exhibits to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise express stated to the contrary in such Exhibit or ancillary agreement, the terms contained in this Agreement shall control.
14.13Headings. The headings of each Section and Sections in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section or Sections.
14.14Counterparts.  This Agreement may be executed and delivered in counterparts signed with wet ink or electronically (including via .pdf or other electronically transmitted signature platforms) and such signatures shall be deemed to bind each Party hereto as if they were the original signatures on the same instrument.

SIGNATURE PAGE FOLLOWS

This Agreement has been entered into on the Effective Date.

Y
For and on behalf of	For and on behalf of
LegoChem Biosciences, Inc.	NextCure, Inc.
/s/ Yong-Zu Kim Signed	/s/ Michael Richman Signed
Name: Yong-Zu Kim Title: CEO & President	Name: Michael Richman Title: President & CEO
Date: Nov. 10, 2022	Date: Nov. 9, 2022

Exhibit A

Initial Research Plan for First Research Program Target

[***]

Exhibit B

Financial Terms if either Party terminates the Agreement for any Product or Research Program Target

Terms	Payments
Development milestones	1st dose in Phase 2 1st dose in Phase 3	1st occurrence [***] [***]	2nd occurrence [***] [***]
Regulatory milestones	US approval European approval Japan approval	1st indication [***] [***] [***]	2nd indication [***] [***] [***]
Commercial milestones on worldwide annual net sales	[***]
Royalties on worldwide annual net sales by the Sole Developing Party, Sublicensee, assignee, transferee, acquirer or their respective Affiliate	[***]

Each of the Development and Regulatory milestones above will be payable once per Product. However, in the event there is more than one Product for any given Research Program Target, the milestone would be paid only once and for the first Product based on the Research Program Target to achieve the milestone.

Commercial milestones are payable once for each Product and determined using cumulative annual Net Sales for all Products for the respective Research Program Target.

Royalty tiers are determined using Net Sales on a Product-by-Product Basis.

Net Sales shall be determined in accordance with generally accepted accounting principles in the United States.

Exhibit C

Partial Projected Co-Commercialization Budget for First Research Program Target

[***]